LICENSE, MANUFACTURING AND MARKETING AGREEMENT

Agreement, made as of March 22, 2007, between 2PCR, L.L.C. ("2PCR") a limited liability company of Louisiana, having its principal place of business at 101 N. East Street, Abbeville, LA 70510, Riviera Investments Inc., ("RIVIERA") a California S-chapter Corporation having its principal place of business at 1138 Hartzell Street, Pacific Palisades, California, LAEL, L.L.C., ("LAEL") having its principal office at 101 N. East Street, Abbeville, Louisiana 70510, and Rubber Research Elastomerics, Inc., a Minnesota corporation ("RRE"), having its principal place of business at 4500 Main Street N.E., Minneapolis, Minnesota 55421. (Anoka County).

WITNESSETH:

WHEREAS, 2PCR, RIVIERA, and LAEL, desire to manufacture, market and sell rubber products that are produced with recovered or recycled rubber and fiber and polymers;

WHEREAS, RRE has developed technology and possesses information relating to the development, manufacture, marketing and distribution of rubber products that are produced with recovered or recyclable rubber and fiber, including the TIRECYCLE® technology (as defined below), and this technology (and intellectual property, and the trade secrets important to the technology), can be best carried out by two different types of companies working together, of which the first type of company may be described as a Treatments Manufacturer, and it uses the "RRE-Treatment-Manufacturer Intellectual Property", concerned with the design and formulation of special proprietary Treatments (defined below), which are then supplied to, and used by, the second type of company, herein referred to as a Tirecycle® Factory, a special sub category of these Tirecycle® Factories being called T® LICENSEE COMPANY FACILITIES, which, like all of the capitalized terms used in this preamble, is defined in Section 2; and

WHEREAS, RRE itself is the primary Treatments Manufacturer, and in this capacity, RRE utilizes "RRE-Treatment-Manufacturer Intellectual Property", which not only allows it to manufacture the Treatments, which are supplied at cost to the T® LICENSEE COMPANY FACILITIES, but also to formulate new and different Treatments, each different formulation being designed to work with particular starting materials to give a final product, typically a high quality rubber, with the desired combination of properties, which properties, in the case of vehicle tires, might be skid resistance, wear life, and rolling resistance. These activities require the Treatment Factory to carry out considerable ongoing research, which is a normal part of practicing the "RRE-Treatment-Manufacturer Intellectual Property" and which generates new proprietary information, some of which becomes part of the "RRE-Treatment-Manufacturer Intellectual Property", and part of which is appropriately included in the "RRE-Tirecycle®-Factory Intellectual Property", so that this latter part is therefore made available to the "Tirecycle® Factory Licensees", to facilitate their maintaining the highest possible quality

of products. Important components of the "RRE-Treatment-Manufacturer Intellectual Property" involve a proprietary understanding of how this research, when properly coupled with diligent quality control, can best lead to formulation of improved treatments and can increase and maintain the quality of products made by End-Manufacturers who purchase the output from the Tirecycle® Factories. Thus, RRE and the other Treatment Manufacturer Licensees support the Tirecycle® Factory Licensees in a variety of ways, including the supply of Treatments and quality control, and the Treatment Manufacturer delivers these services, including the supply of Treatments, at cost, in return for the payment of certain license fees and royalty fees by the Tirecycle® Factory Licensees to RRE. RRE is the primary Treatments Manufacturer and RRE has licensed RIVIERA to also act as a Treatments Manufacturer and to sub license this same technology to 2PCR which can also act as a Treatments Manufacturer; and

WHEREAS, as alluded to above, the Tirecycle® Factory Licensees use a quite different group of the RRE Intellectual Property, which we will call the "RRE-Tirecycle®-Factory Intellectual Property" to distinguish it from the aforementioned "RRE-Treatment-Manufacturer Intellectual Property" employed by RRE and by licensed Treatment Manufacturers, and Tirecycle® Factory Licensees, can, by way of illustration rather than restriction, carry out procedures to convert scrap tires and other appropriate raw materials, which frequently are available free or at low or even negative cost, into high quality material which can be "processed" using the Treatments (provided by the Treatment Manufacturer) to produce high value products such as reclaimed rubber (which may typically be of such high quality that it can be used to replace half of the virgin natural rubber and synthetic rubber in a tire, to produce a tire whose qualities may be even superior to those of conventional top-quality tires, an achievement that no competing technology has come close to matching, as far as is known by RRE or any of the other parties to this agreement. A Tirecycle® Factory Licensee may, (among other things covered in the secret intellectual property appertaining to a Tirecycle® Factory License), be concerned with such activities as shredding and grinding scrap rubber, separation of components to make high quality feed stocks, modifying this material by application of the Treatments designed by, and obtained from, the Treatment Manufacturer, and further processing the treated material to achieve high value materials which can be sold to "End Manufacturers" for use in making tires and many other high quality consumer goods; and

WHEREAS, 2PCR owns a Tirecycle® "Master" license for a particular number of States, and owns Exclusive Option Rights for the purchase of Tirecycle® licenses in twenty-four (24) of the States of the U.S. as well as in Mexico, and desires also to raise funding to cooperate with LAEL and is supporting the efforts by LAEL to construct and operate a plant operating under a Tirecycle® license by providing such a license for LAEL through 2PCR's Exclusive Option rights, and wishes further to facilitate the construction of additional Tirecycle® plants throughout the parts of North America which its licenses and Exclusive Options Agreements control (GEOGRAPHICAL-AREA-2PCR), and 2PCR further wishes to cooperate with TIRECYCLE® INTERNATIONAL to produce the full range of Tirecycle® products utilizing the technology and patents as they relate to the Tirecycle® and Fibercycle® intellectual property and is planning to purchase additional licenses to operate

one or more manufacturing facilities (T® LICENSEE COMPANY FACILITIES) located in the GEOGRAPHICAL-AREA-2PCR (paying separate $100,000 license fees for each site in the state, or province, except that it is understood that periodic expansion of the capacity of a facility at a single site may require such a facility to have factories at multiple **nearby** non-contiguous locations), where 2PCR and the T® LICENSEE COMPANIES intend to manufacture such rubber products; and

WHEREAS, RIVIERA owns Exclusive Option Rights for the purchase of Tirecycle® Licenses in many countries outside of North America, as are included in the copies of certain Agreements that are included as Appendices 2 thru 4 of this Agreement, and are hereby also included by reference, and in addition, as part of the Agreement included as Appendix 4 to this Agreement, RIVIERA owns EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA, permitting it to purchase or repurchase if any agreement in these areas either lapses or becomes available for any other reason, and RIVIERA further wishes to facilitate the construction of additional Tirecycle® plants (T® LICENSEE COMPANY FACILITIES) throughout the Geographic Area which is controlled by (a) its licenses and (b) Exclusive Options Agreements, and (c) the repurchase agreements (just described), which, as considered all together, are herein called the "GEOGRAPHICAL-AREA-RIVIERA"; and RIVIERA has concluded yet a fourth Agreement with RRE permitting RIVIERA to License the technology "RRE-Treatment-Manufacturer Intellectual Property" to manufacture the "Treatments" used by Tirecycle® Licensees, which "fourth" Agreement, dated May 25, 2006, is included as Appendix 1 of this Agreement, and is hereby also included by reference ; and

WHEREAS, RIVIERA desires, as its first priority, to raise funding to construct and operate Tirecycle® plants within the GEOGRAPHICAL-AREA-2PCR, it also desires to raise funding to construct and operate Tirecycle® plants throughout the parts of the GEOGRAPHICAL-AREA-RIVIERA, which its licenses and Exclusive Options Agreements control, and RIVIERA further wishes to cooperate with the other T® LICENSEE COMPANIES to produce the full range of Tirecycle® products utilizing the technology and patents as they relate to the Tirecycle® and Fibercycle® intellectual property and is planning to purchase additional licenses to operate one or more manufacturing facilities (T® LICENSEE COMPANY FACILITIES) located in the GEOGRAPHICAL-AREA-RIVIERA (paying separate $100,000 license fees for each site in the state, country or province, except that it is understood that periodic expansion of the capacity of a facility at a single site may require such a facility to have factories at multiple **nearby** non-contiguous locations), where RIVIERA and the T® LICENSEE COMPANIES intend to manufacture such rubber products; and

WHEREAS, this document does not concern that particular separate Agreement which RIVIERA has concluded with RRE, to act as a Treatment Manufacturer (shown in Appendix 1 of this Agreement), EXCEPT for the important purpose of explaining that the RRE-Tirecycle®-Factory Intellectual Property, on the one hand, and the RRE-Treatment-Manufacturer Intellectual Property, on the other hand, are almost totally different (although complimentary) and must be kept compartmentalized. It is of enormous

importance to discuss and make clear, the importance of precautions to keep the "RRE-Treatment-Manufacturer Intellectual Property" safe, not only from the public and the industry, but also ***and especially***, safe from falling into the hands of any Tirecycle® Licensee employee unless such employee is ***BOTH*** specifically authorized to deal with that totally separate "RRE-Treatment-Manufacturer Intellectual Property", ***AND*** they have signed confidentiality agreements directed specifically to this RRE-Treatment-Manufacturer Intellectual Property (and not just to the entirely separate RRE-Tirecycle®-Factory Intellectual Property), and equally, the employees working for a Treatment Manufacturer shall not be authorized to learn the RRE-Tirecycle-Factory Intellectual Property without carefully considering whether this might increase the risks for loss of the trade secrets; and

WHEREAS, LAEL has been successful in obtaining approval of USDA and BizCapital for a $6.5 million loan, and obtaining a $700,000.00 grant from the Louisiana Department of Environmental Quality, and a loan of $500,000.00, and a grant of $100,000.00 from CDBG, as well as a land donation worth $250,000.00 from the City of Vidalia, Louisiana, and over $1 million in private investment funds, and is the owner of a license for constructing and operating a Tirecycle® plant in Vidalia, Louisiana, and intends to construct said plant in the near future; and

WHEREAS, TIRECYCLE® INTERNATIONAL and/or LAEL and/or RIVIERA and/or 2PCR (as well as other T® LICENSEE COMPANIES yet to be formed) desire to raise funding to construct many additional plants operating under Tirecycle® Factory Licenses, in cooperation with RIVIERA and 2PCR (as well as RRE), to produce the full range of Tirecycle® products utilizing the technology and patents as they relate to the Tirecycle® and Fibercycle® intellectual property; and they are planning to purchase additional licenses to operate one or more T® LICENSEE COMPANY FACILITIES located throughout GEOGRAPHICAL-AREA-2PCR and GEOGRAPHICAL-AREA-Riviera, where the T® LICENSEE COMPANIES intend to manufacture such rubber products; and

WHEREAS, In February 2006, an Agreement was executed between RRE and a proposed company, which also was to be named 2PCR, which was defined within that Agreement as resulting from "a merger Agreement (the 'Merger') between the 'old' 2PCR (defined as the 2PCR which existed prior to the Merger, and which is identical to the present 2PCR which is a party to the CURRENT AGREEMENT), ADVAC Elastomers of Wisconsin, Inc. ('ADVAC'), a corporation of Wisconsin, WI 53216, in Milwaukee County, and others", and an important purpose of that February 2006 Agreement (which has also been referred to as the February 25, 2006 Agreement, and as the February 28th, 2006 Agreement {from the date one of the signatures is thought to have been entered}) was to obtain from RRE, in exchange for efforts to create a successful startup of the LAEL plant, rights "<u>of first refusal for purchase of option contracts in other portions of the world</u>." which were described as "NewOptions", and the aforementioned February 2006 Agreement was not put into place because the merger to create the proposed new version of 2PCR never came about, and RIVIERA subsequently, in attempting to rebuild certain desirable parts of the February 2006 agreement, purchased Agreements within which RRE awarded RIVIERA exclusive option rights to purchase licenses to practice the RRE-Tirecycle®-Factory Intellectual Property in wide regions of the

world, as may be seen in Section 10 below, and in the full copies of the Agreements in Appendices 2 through 4 of the CURRENT AGREEMENT document; and

WHEREAS, it is the intention of all the parties to the Current Agreement to **affirm** (in the case of Dan Michael Wells, signing for both 2PCR and for LAEL), and for RRE and RIVIERA to **reaffirm** (as evidenced by Fred Stark, signing on behalf of RRE, and Winston Salser signing on behalf of Riviera Investments Inc.) their agreement to all the terms in these previous agreements between RRE and RIVIERA; and

WHEREAS, in connection with all of the foregoing, RRE wishes, by approving this Agreement, to reaffirm the intent of the agreements made by RRE in that aforementioned agreement signed in February 2006, and to add to, amend and update that prior agreement by the language of this CURRENT AGREEMENT, and considers the parts of the February 2006 agreement that are preserved in this document to have been effective from that date of the February 2006 Agreement, even though the entity "2PCR" described in that agreement has been substituted and replaced by "2PCR and the other T® LICENSEE COMPANIES" in this document; and

WHEREAS, in connection with all of the foregoing, 2PCR, and the other T® LICENSEE COMPANIES will require proprietary information and data (the RRE-Tirecycle®-Factory Intellectual Property) concerning the design, use, installation, operation and maintenance of equipment (the Equipment) used in the process of developing and manufacturing such rubber products, including TIRECYCLE® Products and FIBRECYCLE™ Products (each, as defined below, and together, the "Product"):

WHEREAS, RRE is in a position to provide, teach and otherwise share the RRE-Tirecycle®-Factory Intellectual Property information and data, as well as all information and especially with respect to equipment and processes concerning the RRE-Tirecycle®-Factory Intellectual Property that RRE and its affiliates, including other Tirecycle® Factory Licensees may develop in the future; and

WHEREAS, 2PCR, RIVIERA and the other T® LICENSEE COMPANIES will also require the ability to purchase Treatments and to receive the other support which RRE supplies in its role as a Treatments Manufacturer practicing the RRE-Treatment-Manufacturer Intellectual Property, especially because the RRE-Treatment-Manufacturer Intellectual Property is held secret by RRE and by all other Treatment Manufacturers RRE has licensed, or which have been sublicensed, and is only made available to Tirecycle® Factory Licensees in the form of sales of the actual Treatments and supporting services (but not the trade secrets behind them) to the Tirecycle® Factory Licensees, on an "at cost" basis; and

WHEREAS, 2PCR, RIVIERA and the T® LICENSEE COMPANIES will also require assistance in the marketing of the Products manufactured with the Equipment; and

WHEREAS, 2PCR, RIVIERA and the T® LICENSEE COMPANIES desire to obtain the assistance of RRE with respect to instructing them in the design of the Equipment

and the installation, operation and maintenance thereof, and the development, manufacture and marketing of the Products; and

WHEREAS, RRE is willing to provide such assistance and in connection therewith desires to grant to the T® LICENSEE COMPANIES, and the T® LICENSEE COMPANIES desire to obtain, Royalty-bearing Tirecycle® Factory Licenses, exclusive with regard to establishing manufacturing Facilities within specified parts of the GEOGRAPHICAL-AREA-2PCR and the GEOGRAPHICAL-AREA-RIVIERA defined below, but nonexclusive with regard to sales, for the purpose of the design, installation, operation and maintenance of the Equipment and the development, manufacture and marketing of the Products, all upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and conditions set forth below, the parties hereto hereby agree as follows:

Section 1. <u>Definitions</u>. Whenever capitalized and used in this Agreement the following words and phrases, unless otherwise specified, shall have the following meanings:

"<u>Confidential Information</u>" has the meaning specified in Section 17 of this Agreement.

"<u>ControlledCorp</u>" means a corporation in which 2PCR or RIVIERA or Tirecycle International owns a controlling interest, and which uses a site license granted to 2PCR or RIVIERA, at the designated site for which that license was purchased from RRE, for the practice of the Tirecycle® and related technologies, paying the specified royalties to RRE, making the books and the factory of the ControlledCorp available for inspection by RRE, and, in general having the same additional obligations to RRE as if it were the direct licensee. A ControlledCorp shall not be considered a sub-licensee within the meaning of any phrase in this Agreement forbidding sub-licensing, even if the ControlledCorp is called a sub-licensee.

"<u>CURRENT AGREEMENT</u>" means the agreement in which this definition occurs.

"<u>Effective Date</u>" means the date first written above.

"<u>End-Manufacturers</u>" means manufacturers who purchase output from the Tirecycle® Factory Licensees and use it to make finished products that may be consumer or industrial products such as tires, or may be sold into the OEM market.

"<u>Equipment</u>" has the meaning specified in the Preamble of this Agreement.

"<u>Exclusive Option</u>" means that the owner of the option has the option to buy whatever is optioned (especially including Tirecycle licenses for particular geographic sites), but need not buy, and that during the period of exclusivity, no other person or entity can buy: whatever is optioned is held exclusively to be available for purchase by the owner of the option, and said owner may buy at the time of their choosing during the option period.

"Facilities" has the meaning specified in the Preamble of this Agreement.

"FIBRECYCLE™ Products" means all products developed using the FIBRECYCLE™ Technology.

"FIBRECYCLE™ Technology" means any technology or information provided to 2PCR or the other T® LICENSEE COMPANIES by RRE as developed by RRE, in the specific area of the "RRE-Tirecycle®-Factory Intellectual Property" as it concerns FIBERCYCLE™, including all future developments, modification or improvements related to such technology, and includes the methods and techniques and procedures for recovery of tire cord from tires and the subsequent surface treatment by any of the teachings of U.S. Patent 4,481,335 or by any trade secrets or other intellectual property of RRE (excepting the "RRE-Treatment-Manufacturer Intellectual Property" which is kept secret and only made available to "Tirecycle® Factory Licensees" in the form of Treatments and services supplied by RRE, as set forth elsewhere in this document), the usage of the recovered cord by any other methods, techniques, or procedures provided by RRE or specified by RRE including all future developments, modifications, or improvements related to such technology.

"FIBRECYCLE™ Treatment" means any methodology for making any type of compound or product using any materials provided to 2PCR or the other T ® LICENSEE COMPANIES by RRE (or provided by a licensee or sub-licensee of the RRE-Treatment-Manufacturer Intellectual Property) necessary for the manufacture of FIBRECYCLE™ Products including any method or technique or procedure or material for mixing with recovered tire cord and fiber as taught by U.S. Patent 4,481,335 or any information and know-how used by RRE or specified by RRE which may be held as proprietary information and trade secrets.

" GEOGRAPHICAL-AREA-2PCR" (same as "GEOGRAPHIC-AREA-2PCR") means the following areas of the United States: the entire states of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Florida, Georgia, Hawaii, Idaho, Louisiana, Mississippi, Montana, Nevada, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Washington, Wyoming and the country of Mexico. If 2PCR obtains rights to additional areas in future, these areas will come under the same terms as specified by this CURRENT AGREEMENT for the areas in this CURRENT AGREEMENT, unless there is an explicit written agreement between RRE and 2PCR detailing otherwise.

"GEOGRAPHICAL-AREA-RIVIERA" (same as "GEOGRAPHIC-AREA-RIVIERA") means the countries and other subdivisions or areas specified by the three 2006 agreements between RRE and Riviera (see Section 10, numbered paragraphs 2-4, and Appendices 2 through 4 of this CURRENT AGREEMENT. In addition, the GEOGRAPHICAL-AREA-RIVIERA also includes any additional part of Europe, Asia and North America where RIVIERA's EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA (as contained in the May 3, 2006 Agreement between RRE and RIVIERA, which is included in Appendix 4 of this Agreement) confer rights on RIVIERA which may lead to ownership of Licenses or options or rights of first refusal of any kind to purchase either options for the

purchase of licenses or to purchase the licenses themselves. These countries and other geographic areas are as more explicitly detailed in three Agreements between RRE and RIVIERA, which are included as Appendices 2, 3 and 4 to this CURRENT AGREEMENT. If RIVIERA obtains rights to additional areas in future, these future areas will come under the same terms as specified by this CURRENT AGREEMENT for the areas here specified unless there is an additional explicit written agreement between RRE and RIVIERA detailing otherwise.

"Gross Revenue" means all revenues realized by 2PCR, or by any other T® LICENSEE COMPANIES, in connection with the manufacture, sale, and distribution of any Products or revenues derived by the T® LICENSEE COMPANIES from the use of the TIRECYCLE® Technology at any of the T® LICENSEE COMPANY FACILITIES. Said figure shall be arrived at in accordance with generally accepted accounting principles.

"Insolvency Event" means with respect to a specified person (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such person or any substantial part of its property in an involuntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequester or similar official for such person for any substantial part of its property, or ordering the winding-up or liquidation of such person's affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such person of a voluntary case under any applicable Federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such person to the entry of an order for the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequester or similar official for such person of any general assignment for the benefit of creditors, or the failure by such person generally to pay its debts as such debts become due, or the taking of action by such person in furtherance of any of the foregoing.

"License, Manufacturing and Marketing Agreement" [same as "License" or "Tirecycle License"] means the license purchased by a Tirecycle® Factory or by T® LICENSEE COMPANIES, and it entitles the licensee to know the RRE-Tirecycle®-Factory Intellectual Property and to use it, with the help of RRE, as detailed herein, to manufacture Tirecycle® products.

"North America" means the countries located on the continent of North America, including without limitations, the United States, Canada and Mexico.

"Patent Rights" means any existing or future patents which are owned or controlled by RRE at any time during the term of this Agreement that cover any process, apparatus, composition or raw material specification useful in the development or manufacture of rubber compounds, raw material components of rubber compounds or rubber products from recovered rubber. Such patents shall include, but are not limited to United States Patent Number 4,481,335 dated Nov. 6, 1984.

"Products" has the meaning specified in the Preamble of this Agreement.

"RRE-Tirecycle®-Factory Intellectual Property"—[also abbreviated "RRE-T®F-IP"] means methods, procedures, processes, practices, techniques, treatments, raw material component compositions, equipment and apparatus in the field of producing rubber products of compounds from recovered or recyclable rubber and fiber or any other materials and disclosed to Licensee Companies hereunder, EXCEPTING the "RRE-Treatment-Manufacturer Intellectual Property" defined below. It includes any developments or inventions made by Licensee Companies, whether by accident or design, for use by RRE at any time.

"RRE-Treatment-Manufacturer Intellectual Property" [Also abbreviated "RRE-TM-IP" and sometimes referred to as "RRE-Specific Intellectual Property"] means any trade secret or other intellectual property involved in preparation of the TREATMENTS defined later in this section, which TREATMENTS are made available to Tirecycle® Factory Licensees, and supplied under the terms of this agreement, by RRE or by any holder of a "RRE-Treatment-Manufacturer Intellectual Property" license or sub-license from RRE (RIVIERA is the holder of such a license and 2PCR is the holder of a sub-license from RIVIERA). These TREATMENTS include not only the various proprietary formulas for treatments to give rubber products with specific desirable properties from recovered or recyclable rubber and fiber, but also any analogous TREATMENT-type formulations designed to create materials containing recycled plastics, or combinations of plastics, or plastics and rubber, or plastics and fiber, or any other materials and disclosed to RIVIERA or any other company licensing the RRE-Specific IP referred to hereunder, and it also includes any developments or inventions made by Tirecycle® Licensees, whether by accident or design, which are required, under the terms of this Agreement to be made available for use by RRE at any time, and which may be made available by RRE to all "Tirecycle® Factory Licensees" to be used by them and which are to be kept secret as part of the "RRE-Tirecycle®-Factory Intellectual Property".

"Royalty" has the meaning specified in Section 9 of this Agreement.

"Tirecycle® Factory" has the meaning specified in the Preamble of this Agreement.

"Tirecycle® License" [same as "License"] see License, Manufacturing and Marketing Agreement"

"T® LICENSEE COMPANY" means any Company operating under a Tirecycle® License which derives from an option agreement or purchase of license between RRE and either 2PCR or RIVIERA, or from a Tirecycle® License or site license obtained from RRE through the recommendation of 2PCR or RIVIERA, and could include either 2PCR or RIVIERA themselves, if they choose to purchase licenses for any of the regions in which they hold exclusive options agreements, and does include LAEL, and can if they are created in

future, include Tirecycle® International or each ControlledCorp, as that term is defined herein.

The term T® LICENSEE COMPANIES is defined so that this agreement can speak to the companies thus defined, without involving other companies with a relationship to the Tirecycle technology but which are not parties to this Agreement, or associated with such parties in the way defined above. By example, companies excluded in this way currently include those located in Australia (RRA), or Wisconsin (ADVAC), or Taiwan, which may have licenses to some part of the RRE Intellectual Property but are not part of, or derived from the following four companies: Riviera/2PCR/LAEL or Tirecycle International or from the ControlledCorp Companies, as defined herein. All T® LICENSEE COMPANIES have the right to learn and practice the RRE-Tirecycle®-Factory Intellectual Property but do not ordinarily have the right to learn or practice the RRE-Treatment-Manufacturer Intellectual Property, because it is reserved to RRE and to companies such as RIVIERA, which have concluded License Agreements with RRE that allow them to learn and practice the RRE-Treatment-Manufacturer Intellectual Property.

In the case of every Company such as RIVIERA, which has separate license or sub-license agreements for both the RRE-Tirecycle® Licensee I P, on the one hand, and the RRE-Treatment-Manufacturer Intellectual Property on the other, and in order to protect RRE and its shareholders, there are specific components of such agreements which are intended to keep the RRE-Treatment-Manufacturer Intellectual Property confidential within such a company, so that it can neither become public NOR be shared with employees of such a company who have not signed specific confidentiality agreements (RRE-Treatment-Manufacturer Intellectual Property confidentiality agreements) to keep the RRE-Treatment-Manufacturer Intellectual Property secret.

"<u>T® Licensee Company</u>" means any company operating under a Tirecycle license that is either "controlled" by 2PCR or RIVIERA, or a company such as LAEL, which intends to operate under a license obtained through 2PCR (or RIVIERA), or a ControlledCorp, or a company such as the proposed "Tirecycle International" if it is created as described elsewhere. Examples of the Tirecycle Licensees which are NOT T® Licensee Companies include ADVAC, Rubber Research Australia, a possible license in Taiwan, and Licenses, if any, practiced by "4500 Main, LLC".

"<u>T® LICENSEE COMPANY FACILITY</u>" means a facility or factory operated by one of the T® Licensee Companies.

"<u>Tirecycle ® International</u>" means a company that may be formed, under this or some other name, by 2PCR or by RIVIERA, to construct and operate Tirecycle Factories, either directly or through its creation and supervision of ControlledCorp companies. One of the purposes of setting up such a company or companies is to achieve complete separation and compartmentalization between the intellectual property and trade secrets of Tirecycle®

Factories and Treatment Manufacturers, in order to benefit the owners of RRE and all the other companies by increasing the length of time that the Tirecycle community of companies can be protected by its preservation of all trade secrets and intellectual property.

"<u>TIRECYCLE® Products</u>" means all products developed using the TIRECYCLE® Technology,

"<u>TIRECYCLE® Technology</u>" means the methods and techniques and procedures for recovery of rubber or polymers from tires and any other sources and the subsequent surface treatment by any of the teachings of U.S. Patent 4,481,335 or the usage of the recovered rubber or polymer by any other methods, techniques, or procedures provided by RRE or specified by RRE including all future developments, modifications, or improvements related to such technology (excepting for the "RRE-Treatment-Manufacturer Intellectual Property" which is kept secret and only made available to "Tirecycle® Factory Licensees" in the form of Treatments and services supplied by RRE, as set forth elsewhere in this document). For purposes of this agreement, TIRECYCLE® Technology shall include FIBRECYCLE™ Technology unless the context otherwise requires.

"<u>TIRECYCLE® Treatment</u>" means any method or technique or procedure or material for mixing with recovered tire rubber or any other rubber or polymer as taught by U.S. Patent 4,481,335 or any additional information and know-how used by RRE, most or all of which is protected trade secrets and otherwise proprietary information.

"<u>Trademarks</u>" means the statutory and common law rights under the trademark laws of any country in the world owned and held by a party hereto, including with respect to the marks owned and held by RRE, the mark set forth in Exhibit A hereto (see attachment sheet)

"<u>Treatment</u>" means TIRECYCLE® Treatment and FIBRECYCLE™ Treatment, as the case may be.

"<u>Treatments Manufacturer</u>" has the meaning specified in the Preamble. RRE is the primary Treatments Manufacturer. In addition, RRE has licensed the required technology to RIVIERA. Also, RRE has already transferred sufficient parts of the intellectual property so that RIVIERA can now function as a Treatments Manufacturer. In addition, operating under this License from RRE, Riviera has sub-licensed this same technology to 2PCR. RRE has also transferred sufficient parts of the intellectual property so that 2PCR is now sufficiently trained to also act as a Treatments Manufacturer under this sub-license.

Section 2. Provision of Information, Data and Instruction and Assistance by RRE.

(a) <u>Disclosure of information and data</u>. 2PCR and the other T® LICENSEE COMPANIES acknowledge receipt, from RRE, of TIRECYCLE® Technology relating to the design, installation, operation and maintenance of the Equipment necessary to install and use

the Equipment for the manufacture of the Products at the Facilities. Further disclosures of RRE know-how shall be in various forms as may be reasonably requested by 2PCR and the other T® LICENSEE COMPANIES, including without limitation, drawings, reports, written descriptions, flow diagrams, equipment specifications, process specifications, raw material specifications and product data, and shall be provided to the T® LICENSEE COMPANIES in a neat and orderly manner.

(b) Disclosure of improvements and modifications. RRE shall promptly disclose to the T® LICENSEE COMPANIES all information and data relating to the design, installation, operations, and maintenance of the Equipment and the development and manufacture of the Products as such information and data relate to improvements and modifications that have been developed by RRE with regard to either the Equipment or the Products and the development and manufacture thereof. The preceding language notwithstanding, such information and data shall only include the developments in the TIRECYCLE® Technology and the Treatment, to the extent that these are part of the RRE-Tirecycle®-Factory Intellectual Property but not the RRE-Treatment-Manufacturer Intellectual Property. However, although maintenance of trade secrets involved in, for instance, the Treatments, is of enormous importance for all T® LICENSEE COMPANIES, it is agreed that this can best be done by holding that core of the intellectual property improvements secret from the T® LICENSEE COMPANIES themselves, so that the benefit to T® LICENSEE COMPANIES themselves from these trade secrets, comes through improvements in the Treatments and other services supplied to the T® LICENSEE COMPANIES by the Treatment Manufacturer. 2PCR and the other T® LICENSEE COMPANIES shall promptly disclose to RRE any information and data developed by 2PCR, or by the other T® LICENSEE COMPANIES. Provided, however, that RRE's know-how and formulae relating to the RRE-Treatment-Manufacturer Intellectual Property shall, as also stated above, remain the exclusive property of RRE and shall not be disclosed to any Tirecycle® Factory Licensees hereunder. Moreover, if any Tirecycle® Factory Licensee or Licensee employee becomes aware of any part of the Treatment Manufacturer IP, through inadvertence or for any other means, they are forbidden from conveying any such information, or information having to do with any part of the function of a Treatment Manufacturer, whether they believe it to be secret or not, to any other Tirecycle® Factory employee, or to any other Tirecycle® Factory Licensee, or to anyone not operating under an explicit Tirecycle® confidentiality agreement.

(c) Provision of instruction and assistance. RRE shall provide T® LICENSEE COMPANIES with instruction in all aspects of the design, installation, operation and maintenance of the Equipment at the T® LICENSEE COMPANY FACILITIES. RRE shall provide Tirecycle® Factory Licensees with assistance in all aspects of the development and manufacture of the Products using the Equipment at the T® LICENSEE COMPANY FACILITIES. RRE shall provide such instruction and assistance promptly upon the request of T® LICENSEE COMPANIES. For the purpose of providing such instruction and assistance upon the request of individual T® LICENSEE COMPANIES, RRE shall make available to such T® LICENSEE COMPANY, at the T® LICENSEE COMPANY FACILITIES, RRE personnel qualified to render such instruction and assistance. Except for the Royalty, neither RRE nor RRE personnel shall be

paid for rendering such instruction and assistance, but they shall be entitled to be reimbursed by each T® LICENSEE COMPANY for actual out-of-pocket expenses, including travel expenses, incurred in providing such instruction or assistance to that company. Travel expenses include any hotel, food, in-town transportation, travel expenses and sales expenses incurred in North American or other countries where RRE personnel shall be working in the interests of T® LICENSEE COMPANIES. RRE shall obtain prior agreement with the individual T® LICENSEE COMPANIES to do such work and incur such expenses. If Treatment Manufacturers licensed by RRE provide similar sources of instruction and assistance, they shall be entitled to the same types of reimbursement.

(d) Right of Tirecycle® Factory Licensees to visit RRE facilities. Tirecycle® Factory Licensees shall have the right, at reasonable times, and upon reasonable notice, to visit any RRE Tirecycle® Factory facility at which the development or manufacture of the Products is being researched or practiced, the TIRECYCLE® Technology is being practiced, or researched, such visits being for the purpose of, and to the extent necessary for, enabling the T® LICENSEE COMPANIES to obtain information on improvements relating to the TIRECYCLE® Technology with respect to which T® LICENSEE COMPANIES have acquired rights from RRE under this Agreement.

(e) RRE right to visit facilities. RRE shall have unrestricted access to T® LICENSEE COMPANY FACILITIES during business hours.

Section 3. Provision of Treatment by RRE at Cost.

For the purpose of manufacturing the Products, RRE shall supply the T® LICENSEE COMPANIES with Treatment at the time and in such quantities and kinds as the T® LICENSEE COMPANIES shall request. The T® LICENSEE COMPANIES shall reimburse RRE only for its cost in producing the Treatment supplied to the T® LICENSEE COMPANIES, and RRE shall not be entitled to any profit in supplying Treatment to the T® LICENSEE COMPANIES for the use in manufacturing the Products. RRE shall keep, and shall cause each of its subsidiaries, if any, to keep true books of account containing an accurate and complete record of the cost of producing any Treatment supplied to the T® LICENSEE COMPANIES for the manufacture of the Products and such cost of producing Treatment shall include all direct and indirect overhead costs of manufacturing plus a reasonable provision for general corporate overheard, FOB, RRE plant. Payment for the Treatment shall accompany any request by the T® LICENSEE COMPANIES for the Treatment. RRE shall use its best efforts to advise the T® LICENSEE COMPANIES of any impending cost increases due to increased costs to RRE.

Section 4. Provision of Marketing Assistance by RRE.

RRE shall use its best efforts to assist the T® LICENSEE COMPANIES in the development of commercial markets for the Products. In connection with providing such assistance, RRE shall have the right to assist in directing all marketing efforts for the Products, including without limitation, identification of the Products to be developed, manufactured, marketed and sold, distribution of the Products, control of the quality and

nature of the Products, pricing of the Products and identification of potential customers for the Products. RRE shall have the authority to require, in connection with the research and marketing activities of RRE, that individual T® LICENSEE COMPANIES carry out trial runs and/or supply materials which are made to order (if this is within the normal capabilities of such T® LICENSEE COMPANY FACILITY) and RRE may not require that such activities be billed to it at prices less than cost plus a reasonable profit, and the T® LICENSEE COMPANIES shall have the usual freedom of the average business in deciding what profit margin best serves its investors. RRE shall have no authority to exclude the T® LICENSEE COMPANIES from making sales anywhere in the world, or in any market segment. RRE shall not operate any Tirecycle® Factories in competition with its Tirecycle® Licensees, except on a research scale, and not for production of commercial quantities of any of the Tirecycle® Products also made by Tirecycle® Factory Licensees. The marketing assistance provided by RRE shall include making available, upon request by any of the T® LICENSEE COMPANIES, RRE personnel for consulting with customers or potential customers of the T® LICENSEE COMPANIES with respect to the TIRECYCLE® Technology or the Products. Except for the Royalty, neither RRE nor RRE personnel shall be paid for rendering such instruction or assistance, but they shall be entitled to be reimbursed by the T® LICENSEE COMPANIES for actual out-of-pocket expenses, included travel expenses, incurred in providing such instruction or assistance.

Section 5. Exploitation of the TIRECYCLE® Technology; Control by the T® LICENSEE COMPANIES.

(a) Exploitation of the TIRECYCLE® Technology. The T® LICENSEE COMPANIES shall use their best efforts to exploit the TIRECYCLE® Technology, including the disclosures, instruction and other assistance provided by RRE hereunder, for the purpose of manufacturing and selling the Products.

(b) Control by the T® LICENSEE COMPANIES. Except as provided in Section 4 hereof, it is understood by the parties hereto that the T® LICENSEE COMPANIES shall control all business activities relating to the Products and in connection therewith shall have ultimate control over and shall make final determinations as to the manufacture of the Products. The T® LICENSEE COMPANIES shall have responsibility for the products each of them manufactures and sells. RRE shall have ultimate control over and shall make final determinations as to the TIRECYCLE® product specification and what products meet quality control specifications. Products which do not meet specifications are not to be marketed as TIRECYCLE® products. To this end RRE can request samples from whichever batches and as many batches as it wishes from each and every plant or factory, specifically including all ControlledCorp, that may be practicing the Tirecycle® technology.

Section 6. Grant of Licenses by RRE.

(a) License to use RRE information and data. RRE hereby grants to 2PCR, RIVIERA and LAEL, and 2PCR, RIVIERA and LAEL hereby accept from RRE, the

exclusive right and license to use at the plant site in Vidalia, Louisiana, and at other plant sites in both the GEOGRAPHICAL-AREA-2PCR, and the GEOGRAPHICAL-AREA-RIVIERA, the information and data (the RRE-Tirecycle®-Factory Intellectual Property) disclosed to the T® LICENSEE COMPANIES BY RRE pursuant to the provisions of this Agreement for the purpose of manufacturing, and the nonexclusive right and license to market and distribute the Products. The foregoing right and license shall not include the right to sublicense anywhere or at any time. However the foregoing notwithstanding, each T® LICENSEE COMPANY shall be permitted, at any time by virtue of its ownership of a site license for a particular plant site, to engage in the practice of the right and license, at that very site, by an entity in which 2PCR or RIVIERA has controlling interest [ControlledCorp]. And further to insure compartmentalization, either 2PCR or RIVIERA has the right to set up a new company such as the Tirecycle International, as that is defined herein, to create and manage ControlledCorp facilities. This shall be permitted, and, even if called a sublicense shall not be considered as a sublicense under the prohibitions of this agreement. Such license shall, at all times, be wholly owned by 2PCR or by RIVIERA, as the case may be, and not by the ControlledCorp. 2PCR or RIVIERA shall have a controlling interest in each and every ControlledCorp that is actually carrying out the work, using the information and data disclosed to 2PCR and RIVIERA by RRE. In regard to all of the Confidential Information, 2PCR and RIVIERA guarantee that any such ControlledCorp or Tirecycle International type entity shall be totally bound by confidentiality to 2PCR, or to RIVIERA, as the case may be, in the same way, and to the same extent as 2PCR and RIVIERA are bound by Section 13 of this Agreement.

(b) Continuation of license upon Insolvency Event. Upon the occurrence of an Insolvency Event with respect to RRE, including in a case of an appointment of a trustee under any applicable Federal or state bankruptcy code, 2PCR or the other T® LICENSEE COMPANIES may elect either (x) to terminate this Agreement in accordance with Section 20 or (y) to continue this Agreement and retain its rights as a licensee pursuant to paragraph (a), for the remainder of the term of this Agreement, including any extensions of such term in accordance with the provisions of this Agreement. Upon occurrence of an Insolvency Event with respect to 2PCR or the other T® LICENSEE COMPANIES, RRE shall have the right to terminate this Agreement upon written notice to each of the T® LICENSEE COMPANIES for which the insolvency event has occurred. In such a case, any terminated licenses or exclusive options become the property of RRE unless RRE has previously entered into any agreement in which a third party, such as RIVIERA, which, through its May 3, 2006 agreement with RRE, has acquired a right of repurchase in regard to the terminated licenses or exclusive options.

In the case of an insolvency event it is not only necessary to protect the intellectual property. Substantial parts of the equipment of a Tirecycle® Factory is itself of a proprietary nature. Even the knowledge of which of those machines in a Tirecycle® Factory need to be specially modified (to carry out the proprietary processes secrets of the Tirecycle process) is itself an important trade secret, so that it cannot be revealed which equipment has been modified, and it must therefore be assumed that all of the equipment of such a plant is proprietary in nature. Therefore, in order to hold such proprietary information secret, and for other good and sufficient reasons, RRE retains the rights to repurchase any of the equipment in a Tirecycle® Factory, which has undergone an insolvency event, and it shall be RRE's right to purchase

this equipment at its original purchase price less any depreciation and less wear and tear, as estimated by an independent appraiser. Moreover, because competing bidders may be willing to pay inflated prices in hope of being able to obtain technology secrets (by examining the equipment in the hope of identifying special modifications which may not only tell how the machine was modified, or not, but also could possibly be used to reverse engineer parts of the process, or the equipment could be used in an unlicensed attempt to make products resembling any of the products made by Tirecycle® Factories), the independent appraiser must be instructed to ignore competing bids in making the appraisal described above. These rights in favor of RRE shall survive any termination of the License by either party, for any reason.

(c) Availability of Treatments and other Services of a Treatment Manufacturer of Paramount Importance. The foregoing language notwithstanding, in the case of any inability of RRE to supply Treatments and the other services customary for a Treatment Manufacturer, if the T® LICENSEE COMPANIES for any reason are unable to find another supply of these Treatments and other services, the remedies (x) and (y) detailed above might be wholly inadequate and could leave the T® LICENSEE COMPANIES valueless, as the Tirecycle trade secrets and intellectual property of all kinds is purposely compartmentalized for greatest protection of the intellectual property, and therefore, protection of the stockholders of RRE. Therefore, because of this compartmentalization, no Tirecycle Licensee can successfully make any of the Products without the support of the materials and services supplied by a Treatments Manufacturer, and in the case of an insolvency event involving RRE, or in the case of any other interruption in provision of the Treatments and services of a Treatments Manufacturer, all existing Tirecycle Factories could become almost valueless unless precautions are taken to guarantee continuing availability of a highly competent Treatments Manufacturer. Therefore, it is deemed of paramount importance that, in the event that the Treatments and services customarily supplied by the Treatment Manufacturer become unavailable from RRE, for any reason, or if their quality is compromised, that the T® LICENSEE COMPANIES have other sources of supply of these Treatments and services. In fact, they will need any and all benefits that can come out of the RRE-Treatment-Manufacturer Intellectual Property, just as if RRE was continuing to supply these benefits with its usual high quality. It is hereby specified that this goal shall be satisfied in the first instance by the T® LICENSEE COMPANIES being able to obtain such benefits from the additional Treatment Manufacturers, which RRE has, Licensed to practice all of the technology flowing out of the RRE-Treatment-Manufacturer Intellectual Property. At the current time RIVIERA is such a Licensee, and 2PCR is also able to practice all of this technology through its sub-license from RIVIERA, and the necessary RRE-Treatment-Manufacturer Intellectual Property has already been transferred by RRE to both RIVIERA and to 2PCR.

(d) Rights to Reconstitute a Treatments Manufacturer under Certain Conditions and Following Specific Procedures. There remains the question of what shall happen should the T® LICENSEE COMPANIES be unable to obtain the benefits of the RRE-Treatment-Manufacturer Intellectual Property from any of the aforementioned sources, which could happen if they all undergo Insolvency Events or are forced to cease reliable operations through any court action or for any other reason. In this latter case, the T® LICENSEE

COMPANIES are hereby specifically allowed, so that the entire value of the Tirecycle industry will not be in danger of collapse (through inability to produce any Products), to seek any other source of the benefits of the RRE-Treatment-Manufacturer Intellectual Property, and this shall include the right for a T® LICENSEE COMPANY or a group of T® LICENSEE COMPANIES, to diligently attempt to set up an independent replacement for RRE, except that such efforts are ONLY authorized under this Agreement if said independent replacement shall always be required to continue to collect the customary license fees and the 6% Royalty, and such efforts shall be illegal if this is not done. And such independent replacement shall convey such license fees and such Royalties to RRE or to any legally valid successor corporation if it has gained RRE's rights to the RRE-Treatment-Manufacturer Intellectual Property. Excepting that no such endeavor shall be approved hereunder unless the T® LICENSEE COMPANIES involved shall work diligently to operate in the way that best preserves the secrecy of the RRE-Treatment-Manufacturer Intellectual Property, while making the benefits of this intellectual property available to the T® LICENSEE COMPANIES as would ordinarily be done by RRE. Importantly, if the situation arises that neither RRE nor any Treatment Manufacturer licensed by RRE is functioning in the customary ways described above, then, in order for RRE to facilitate the continuing supply of the benefits of the RRE-Treatment-Manufacturer Intellectual Property to the T® LICENSEE COMPANIES, RRE hereby releases its employees from their secrecy and non-compete clauses, BUT ONLY INSOFAR as to allow such employees to practice this intellectual property within a company that continues to pay, or attempts to pay, the 6% Royalty and the customary licensing fees to RRE or to the lawful successors in interest of RRE, and under the condition that such employees immediately sign new secrecy agreements, with the new Treatment Manufacturer, to protect the RRE-Treatment-Manufacturers Intellectual Property, within the new Treatment Manufacturer, for the benefit of the stockholders of RRE or their successors in interest.

(e) No limitation on right of 2PCR or the other T® LICENSEE COMPANIES or RRE to sell.

(i) Subject to Section 4 hereof, nothing in this Agreement shall be construed as a contractual limitation of the right of 2PCR or the other T® LICENSEE COMPANIES to use and sell, anywhere in the world, any Product with respect to which RRE has been paid a Royalty hereunder.

(ii) Nothing in this Agreement shall be construed as a contractual limitation on the right of RRE or its Treatment Manufacturer affiliates, including 2PCR and RIVIERA, to use and sell anywhere in the world, any Products normally supplied by a Treatment Manufacturer, however RRE agrees not to compete in the manufacture or sale of those products normally made by T® LICENSEE COMPANIES in either the GEOGRAPHICAL-AREA-2PCR, the GEOGRAPHICAL-AREA-Riviera, or in any other part of North America.

Section 7. 2PCR and the other T® LICENSEE COMPANIES not to Compete with RRE Technology.

2PCR and the other T® LICENSEE COMPANIES hereby agree that, in consideration of the disclosure, licenses, instruction and assistance provided by RRE hereunder, 2PCR and the other T® LICENSEE COMPANIES shall use the technologies developed by RRE and licensed or otherwise transferred to 2PCR or the other T® LICENSEE COMPANIES under this Agreement exclusively during the term of this Agreement. During the term of this Agreement and for a period of five years following any termination of this Agreement in accordance with Section 20 (b) or Section 21 (c), neither 2PCR or the other T® LICENSEE COMPANIES nor any affiliate of 2PCR or the other T® LICENSEE COMPANIES shall, without the prior consent of RRE, develop, practice or exploit, other than pursuant to the terms of this Agreement, whether independently or with or through third parties, technologies that are competitive with the technologies developed by RRE and licensed or otherwise transferred to 2PCR or the other T® LICENSEE COMPANIES under this Agreement. If the duration, extent of or activities covered by Section 7 are held to be in excess of that which is enforceable under applicable law, then this Section 7 shall be construed to cover only such duration, extent or activities that may be valid or enforceable under applicable law. 2PCR or the other T® LICENSEE COMPANIES and RRE acknowledge the uncertainty of the law in this respect and expressly agree that this Section 7 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

Section 8. Rights of First Refusal; Merger, Consolidation of 2PCR or the other T® LICENSEE COMPANIES or RRE Only Upon Certain Terms.

(a) Right of first refusal with respect to Facilities owned by T® LICENSEE COMPANIES. Before 2PCR or any of the other T® LICENSEE COMPANIES shall enter into any agreement for the sale, transfer or conveyance of any facility owned by 2PCR or any other T® LICENSEE COMPANY authorized hereunder, the relevant member of the T® LICENSEE COMPANIES [the "Seller"] shall first offer 2PCR and RIVIERA RRE the right to purchase such Facility to be sold, transferred or conveyed on the same terms and conditions as are being offered to third parties, and in choosing between RIVIERA and 2PCR, the first call on the exercise of these rights shall go to the company in whose Geographic Area the facility is located. If neither 2PCR nor RIVIERA purchases the facility, then the Seller shall offer RRE the right to purchase such Facility to be sold, transferred or conveyed on the same terms and conditions as are being offered to third parties. If 2PCR or RIVIERA or RRE [the "Purchaser"] shall exercise such a right to purchase such Facility, Seller agrees to sell such Facility to Purchaser, on the same terms and conditions being offered to third parties. RRE agrees to act as the nominee for either RIVIERA or 2PCR, in purchasing such facilities (with an obligation to then resell them at the same price to whichever of 2PCR or RIVIERA requested that RRE act as their nominee).

(b) Right of first refusal with respect to Facilities owned by Tirecycle Licensees who are not T® LICENSEE COMPANIES. As specified in the Definitions in this Agreement, the term T® LICENSEE COMPANIES excludes Tirecycle Licensees such as ADVAC, RRA and the license that may still exist in Taiwan. To the extent that RRE has any control over these "excluded" Tirecycle Licensees, RRE hereby gives its rights of first

refusal, with regard to their facilities, to RIVIERA, if such facilities are located within the GEOGRAPHICAL-AREA-RIVIERA, or to 2PCR if they are located outside the GEOGRAPHICAL-AREA-RIVIERA, and if 2PCR chooses not to exercise these rights of first refusal, they shall be offered to RIVIERA, and if RIVIERA does not choose to exercise these rights, they shall be offered to RRE.

(c) Merger, consolidation, etc., only on certain terms. 2PCR or the other T® LICENSEE COMPANIES may carry out mergers or consolidations only involving each other, however they may not merge into or consolidate with any other corporation, or convey, transfer or lease its properties and assets to any person, other than 2PCR or the other T® LICENSEE COMPANIES, and the T® LICENSEE COMPANIES shall not permit any "outside" corporation to merge into or consolidate with 2PCR or one or more of the other T® LICENSEE COMPANIES, unless:

(i) Before any one or more of 2PCR or the other T® LICENSEE COMPANIES shall enter into any agreement to merge with or consolidate with any other corporation or to convey, transfer or lease its properties and assets substantially as an entirety to any person (Merging Parties), then the Merging Parties shall first offer to merge into or consolidate with, or convey, transfer or lease such assets to, RIVIERA and then to 2PCR, if the site(s) is (are) within the GEOGRAPHICAL-AREA-RIVIERA, or to 2PCR and then RIVIERA, if site(s) is(are) located outside this area. If 2PCR or RIVIERA declines the merger opportunity, then it shall be offered to the other of these two companies, and if the offer is declined by both, then it shall be offered to RRE, all on the same terms and conditions as are being offered to third (outside the T® LICENSEE COMPANIES) parties. If 2PCR, RIVIERA or RRE shall exercise such right to merge or consolidate with 2PCR or the other T® LICENSEE COMPANIES, or acquire by conveyance, transfer or lease the properties and assets of 2PCR or the other T® LICENSEE COMPANIES substantially as an entirety, 2PCR or the other T® LICENSEE COMPANIES hereby agree to merge into or consolidate with, or convey, transfer or lease such assets to RRE on the same terms and conditions being offered to third parties.

(ii) in the event that neither 2PCR, RIVIERA, nor RRE shall exercise its rights under subparagraph (i) above, the corporation into which one or more of the T® LICENSEE COMPANIES is merged or which is formed by consolidation with one or more of the T® LICENSEE COMPANIES or the person which acquires by conveyance or transfer, or which leases, the properties and assets of one or more T® LICENSEE COMPANIES substantially as an entirety shall expressly assume by written instrument in form satisfactory to RRE, the performance of the duties and obligations of the relevant T® LICENSEE COMPANY or COMPANIES under this Agreement.

(iii) in the event that a Tirecycle® Licensee which is not a T® LICENSEE COMPANY wishes to enter into any agreement to merge with or consolidate with any other corporation or person, or to convey, transfer or lease its properties and assets substantially as an entirety to any person or other entity, with regard to the Tirecycle® License of such Licensee, and if such Tirecycle® Licensee is in the GEOGRAPHICAL-AREA-RIVIERA (which

includes those parts of North America where ADVAC currently holds Tirecycle® Licenses or Option Agreements, and includes Europe, Australia and Taiwan), then RIVIERA, under its Agreement with RRE dated May 3, 2006 (and included as Appendix 4 to the CURRENT AGREEMENT) already has the right to "repurchase" the License, and, moreover, to the extent that RRE owns any rights of first refusal on the other assets of such Tirecycle Licensee in the GEOGRAPHICAL-AREA-RIVIERA, RRE now agrees that it will assign these rights to RIVIERA, or at the request of RIVIERA, act as RIVIERA's nominee in purchasing such assets at the agreed upon price and then conveying them to RIVIERA at the same price.

(d) <u>Rights upon merger, consolidation, etc</u>. Upon any merger by 2PCR or the other T® LICENSEE COMPANIES into or consolidation by 2PCR or the other T® LICENSEE COMPANIES with any corporation or any conveyance, transfer or lease of the properties and assets of 2PCR or the other T® LICENSEE COMPANIES substantially as an entirety in accordance with paragraph (b) above, the successor corporation into which 2PCR or the other T® LICENSEE COMPANIES is merged or which is formed by such consolidation or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, 2PCR or the other T® LICENSEE COMPANIES under this Agreement with the same effect as if such successor corporation had been made as the relevant T® LICENSEE COMPANY herein.

Section 9. <u>Royalty, Option Agreements, Rights of First Refusal</u>.

(a) <u>Calculation of Royalty for Option Agreements in the</u> GEOGRAPHICAL-AREA-<u>2PCR</u>. In consideration of the information, data, instruction and assistance provided to 2PCR (and the other T® LICENSEE COMPANIES within the GEOGRAPHICAL-AREA-2PCR) by RRE hereunder and in consideration of the licenses granted to 2PCR (or to the other T® LICENSEE COMPANIES within the GEOGRAPHICAL-AREA-2PCR), by RRE hereunder, 2PCR shall pay to RRE (i) a minimum royalty of $15,000 per year for each of the remaining years of the nine year period beginning on December 31, 2002; (ii) $100,000 for each new site on which a plant is built within the GEOGRAPHICAL-AREA-2PCR, other than the two licenses for which $100,000 has already been paid (these include the license for Vidalia Louisiana, and the license granted by an Agreement dated April 1, 2000, between 2PCR, LLC and RRE which is for a license for a site to be located within a geographical area defined as "the entire states of Louisiana, Texas, Oklahoma, Arkansas, Tennessee, Mississippi, and Alabama.") The two $100,000 amounts already paid for the aforementioned sites, and each $100,000 paid with respect to any additional sites, are to be deducted from the first $100,000 of six percent (6%) royalties otherwise due with respect to those sites. If manufacture, sale or distribution of the Products is carried out by a company in which 2PCR holds a controlling interest [ControlledCorp] then 2PCR shall be responsible for insuring that RRE is paid six (6%) of the Gross Revenues derived by any such ControlledCorp.

(b) <u>Performance requirement for maintenance of Option Exclusivity in the</u> GEOGRAPHICAL-AREA-<u>2PCR</u>. In return for the $15,000 per year minimum options mentioned in the preceding paragraph, RRE has extended the exclusive option *[For the purposes of this Agreement, and all previous Agreements between RRE and 2PCR or RIVIERA, the term*

exclusive ("Exclusive") or exclusivity ("Exclusivity"), with respect to the purchase of licenses, means that RRE agrees not to allow any other entity to purchase a license within any part of the GEOGRAPHICAL-AREA-2PCR (or, for that matter, the GEOGRAPHICAL-AREA-RIVIERA) as long as the Exclusive Option Agreement is in effect.] to purchase Licensee, Manufacturing and Marketing Agreements at the standard rate of One-Hundred-Thousand and no/100 ($100,000.00) per license in the Geographical Area. Once the $15,000 per year minimal payments have been paid for ten years, the option agreement is considered "paid up" and continues for the life of this contract without further payment. During the first ten years of the option agreement 2PCR will have Exclusivity regardless of the success or lack of success of 2PCR in constructing and operating plants within the GEOGRAPHICAL-AREA-2PCR, and as also stated in a broader context elsewhere in this Agreement, RRE will not itself operate any such plant within the GEOGRAPHICAL-AREA-2PCR or the GEOGRAPHICAL-AREA-RIVIERA.

After this first ten-year period, in order to maintain this Exclusivity, 2PCR must also demonstrate that it is making effective efforts to build new plants, as they are needed to fulfill market demand. So long as there are any existing 2PCR or the other T® LICENSEE COMPANIES plants, which are operating under 50% capacity such fact shall be taken as evidence that maintenance of Exclusivity does not require construction of additional new plants. If demand exceeds supply, 2PCR or the other T® LICENSEE COMPANIES will diligently attempt to create new plant capacity. If demand exceeds supply and 2PCR or the other T® LICENSEE COMPANIES is able to expand capacity by more than forty (40) million pounds of rubber (including untreated crumb rubber) sold per year [which expansion of capacity may be accomplished either by building additional plants or by expanding the capacity of old plants, at the option of 2PCR or the other T® LICENSEE COMPANIES, and which may include the sale of untreated rubber products, and which expansion is measured against the larger of EITHER the figure for the preceding year OR the average of the figures for the preceding five (5) years], then 2PCR or the other T® LICENSEE COMPANIES' Exclusivity shall be maintained by RRE in the GEOGRAPHICAL-AREA-2PCR even if there are no plants operating at less than 50% capacity. If there is a period during which 2PCR or the other T® LICENSEE COMPANIES, for whatever reason except Force Majeur, does not have any plants operating at less than 50% capacity, and is not able to increase capacity by at least forty (40) million pounds of rubber sold per year (as detailed above) then 2PCR or the other T® LICENSEE COMPANIES does not, during that period, have full Exclusivity. If full Exclusivity is not maintained at any time during this Agreement, then 2PCR or the other T® LICENSEE COMPANIES shall, nevertheless, retain the Right of First Refusal, as described more particularly below:

For the purposes of this portion of this Agreement, Right of First Refusal more specifically means that, if another individual or entity offers to buy a license for a specific State or Province within the Geographical Area, then 2PCR or the other T® LICENSEE COMPANIES can, at its sole option, elect to purchase that site license by paying the standard $100,000 license fee, and RRE agrees not to entertain any additional offer regarding a different geographical location (where 2PCR or the other T® LICENSEE COMPANIES has Right of First Refusal) from that same individual or entity, or their affiliates, during the following 12-month period. RRE itself shall not compete with 2PCR or the other T®

LICENSEE COMPANIES by attempting to build or operate any such plant in the Geographical Area.

The language above notwithstanding, once 2PCR or the other T® LICENSEE COMPANIES has built more than twenty (20) plants in the Geographical Area, and notwithstanding the goal to construct a much larger number of plants, in order to recycle the maximum possible percentage of available scrap tires, the successful construction of more than 20 plants shall be sufficient demonstration of due diligence, and, once twenty (20) plants are constructed there shall be no further performance requirement for the maintenance of Exclusivity of the Options Agreement(s) covering the GEOGRAPHICAL-AREA-2PCR, and these Options Agreements shall subsequently automatically retain Exclusivity for the life of this Agreement.

(c) Calculation of Royalty for Option Agreements in the GEOGRAPHICAL-AREA-RIVIERA, and No Performance Requirement for Maintenance of Option Exclusivity in the GEOGRAPHICAL-AREA-RIVIERA. In consideration of the information, data, instruction and assistance provided to RIVIERA (and the other T® LICENSEE COMPANIES within the GEOGRAPHICAL-AREA-RIVIERA) by RRE hereunder and in consideration of the licenses granted to RIVIERA (or to the other T® LICENSEE COMPANIES within the GEOGRAPHICAL-AREA-RIVIERA), by RRE hereunder, RIVIERA shall pay to RRE the royalties specified in the three agreements which are more fully described in Section 10 below as paragraphs 2 through 4, and which may be referred to as follows:

(i) Section 10 paragraph 2, "Exclusive Option to Purchase License Manufacturing and Marketing Agreements for a region loosely described as the Middle East," referred to as the "04-20-2006 Agreement", between RRE and RIVIERA. (Appendix 2 of the CURRENT AGREEMENT)

(ii) Section 10 paragraph 3, "Exclusive Option to Purchase License Manufacturing and Marketing Agreements for a region loosely described as "Central and South America and the Caribbean", referred to as the "05-02-2006 Agreement", between RRE and RIVIERA. (Appendix 3 of the CURRENT AGREEMENT)

(iii) Section 10 paragraph 4, "Exclusive Option to Purchase License Manufacturing and Marketing Agreements, for Europe, Asia and the Exclusive Repurchase Rights For Europe, Asia And North America", referred to as the "05-03-2006 Agreement", between RRE and RIVIERA. (Appendix 4 of the CURRENT AGREEMENT)

In consideration for the fact that the GEOGRAPHICAL-AREA-RIVIERA includes regions where it may take a substantial period of time to create Tirecycle Facilities, and in consideration for the fact that RIVIERA has undertaken to mostly concentrate its financing activities to cooperate with 2PCR and with LAEL to most rapidly and fully develop the GEOGRAPHICAL-AREA-2PCR, no performance clause is required for the life of any of the three exclusive options and repurchase rights agreements awarded by RRE to RIVIERA and listed above.

In addition, and for the same reasons, and to achieve consistency between them, we hereby amend those 2 certain Agreements between RRE and RIVIERA, one listed in sub paragraph (ii) above, and dated approximately May 2, 2006, and awarding exclusive options for an area

"loosely described as South and Central America as well as South Africa" and the other listed in sub paragraph (iii) above, and dated approximately May 3, 2006, and awarding both exclusive options to Europe and Asia plus exclusive repurchase rights for Europe, Asia and North America, as follows: Where these two Agreements originally read: "...shall then continue in force without further payments." They are hereby amended to read: "...shall continue in force, without requiring any additional payments, for an additional period of 99 years." We also hereby amend that certain Agreement between RRE and RIVIERA, which is listed in sub paragraph (i) above, and dated approximately April 20, 2006, awarding exclusive options agreements for a region "loosely described as the MIDDLE EAST" as follows: where the Agreement originally read "...for a total of One-Hundred-Fifty-Thousand and no/100 dollars ($150,000.00) in consideration for said Exclusive Options." It shall read, as amended: "...for a total of One-Hundred-Fifty-Thousand and no/100 dollars ($150,000.00) in consideration for said Exclusive Options, which exclusive options agreement shall then continue in force, without requiring any additional payments, for an additional period of 99 years." Similarly, in the agreement dated May 3, 2006 (Appendix 4) in the first of two paragraphs numbered "5)", the amounts "$1,140,000" (at approximately document line number 2205) and the amount "$1.5 million" (at approximately document line number 2218) should both be corrected and updated to "$1,150,000" or "1.15 million", which are both correct descriptions of the amount which the Investors' Group has put into the closing with BizCapital.

(d) <u>Payment of Site License Fees Within a State, Province or Country.</u> In addition to the yearly royalties, which are specified in these existing agreements to be paid for ten years (after which they are paid in full and continue for an additional 99 years), RIVIERA will also pay a license fee of $100,000 for each new site on which a plant is built within the GEOGRAPHICAL-AREA-RIVIERA. RIVIERA can purchase multiple licenses for multiple sites in the same country, state or province, and the parties agree that each $100,000 paid for any site License is to be deducted from the first $100,000 of six percent (6%) royalties due from that site. If manufacture, sale or distribution of the Products is carried out by a company in which RIVIERA holds a controlling interest [ControlledCorp] then RIVIERA shall pay the license fee of $100,000 for the ControlledCorp site and this $100,000 will then be deducted from the first $100,000 of six percent (6%) royalties due from that site, and RIVIERA shall be responsible for insuring that RRE is paid six (6%) of the Gross Revenues derived by any such ControlledCorp.

(e) <u>Right of first refusal for purchase of option contracts in other portions of the world</u>. In the February 2006 Agreement, in which RIVIERA was to serve as the major investor, RRE granted rights "to buy Exclusive Option Rights for the purchase of License, Manufacturing and Marketing Agreements for all portions of the world for which neither an Option agreement nor a License, Manufacturing and Marketing Agreement is now in place, and for any region of the world where any existing Option agreement or License, Manufacturing and Marketing Agreement lapses or otherwise becomes available at any time during this Agreement." In the year since RRE agreed to this proposal, RIVIERA has "reconstructed" this aspect of the rights in that Agreement by purchasing, from RRE, various Agreements granting Exclusive Options Rights to a large fraction of the world where other rights were not in place, and RRE has also issued an Agreement with RIVIERA which gives

it rights of first refusal or repurchase for any region of the world where any existing Option agreement or License, Manufacturing and Marketing Agreement lapses or otherwise becomes available at any time during this Agreement. Therefore, this section deals with the remaining portions of the world, which is a much smaller area of the world than was considered by the February 2006 Agreement:

RRE grants 2PCR the Right of First Refusal and the right to buy Exclusive Option Rights for all portions of the world for which neither an Option agreement nor a License, Manufacturing and Marketing Agreement is now in place, if such portions of the world are outside the GEOGRAPHICAL-AREA-RIVIERA. RRE grants the Right of First Refusal regarding the purchase of such Exclusive Option agreements for any such countries inside the GEOGRAPHICAL-AREA-RIVIERA to RIVIERA itself. This Right of First Refusal more specifically means that, if another individual or business entity offers to buy a license, including a License, Manufacturing and Marketing Agreement, for a specific country in a set of NewOption countries, and this is not already prevented by RIVIERA's existing rights, then, in addition to any such rights, RIVIERA can, at its sole option, elect to purchase the site license for that entire country by paying the standard $100,000 license fee, and RRE agrees not to entertain any additional offer from that same individual or business entity, or their affiliates, during the following 12 months, for any other country world-wide in which RIVIERA or 2PCR has Option Rights. RRE itself shall not compete with 2PCR by attempting to build or operate any such plant in any of the countries world-wide, for which 2PCR or RIVIERA maintains either excusive option (Exclusivity) or any Right of First Refusal or right of repurchase. This is in addition to any other rights that RRE may have already granted to RIVIERA.

These Exclusive Option Agreements, as they are defined for the purpose of this subparagraph (e), shall be referred to herein as NewOptions [NewOptions]. Each NewOptions agreement shall cover either a single country or a set of countries. Each NewOptions agreement shall have the same terms as those described above for the GEOGRAPHICAL-AREA-RIVIERA, which shall include the Exclusive Option to purchase License, Manufacturing and Marketing Agreements within the country or set of countries described in the NewOptions agreement. (except where the language below clarifies or dictates otherwise).

The yearly royalty for the first ten years (until such a NewOptions Agreement is paid in full, after which it remains in full force, without further payments, for the life of this agreement, or for 99 years, whichever is longer) shall be computed by comparing estimated scrap tire production within the area covered by the NewOptions agreement with estimated scrap tire production in North America, and assuming that the yearly license fee (paid up in ten years) for the entirety of North America is worth $30,000 per year ($300,000 total). Thus, the yearly sum of $30,000 per year should be multiplied by ratio of (annual scrap tire production in the particular set of NewOption countries)/(annual scrap tire production in North America) to obtain the yearly fee for an exclusive option agreement. Insofar as is possible, published estimates of the number of scrap tires generated per year will be used in this calculation, however good-faith estimates of scrap tire production shall suffice if more exact data is not easily available to RRE or the T® LICENSEE COMPANY involved. By way of example, suppose that the scrap tire production in North America is estimated at 500 million tires per

year, while the scrap tire production in a particular country or set of NewOption countries is estimated to be 200 million tires per year. In that case the yearly royalty payment for this particular set of NewOption countries will be $30,000 X [200 million/500 million] = $12,000 per year, and it shall be paid for ten yearly payments after which the NewOptions Agreement is paid in full and extends for the life of this Agreement, or for 99 years, whichever is longer, as described below.

(f) Need to exercise right of first refusal for a single or a set of NewOption countries. If any person or business entity approaches RRE to purchase either a license or an option to purchase such licenses, including, by way of example, a License, Manufacturing and Marketing Agreement, and if the proposed site is outside the GEOGRAPHICAL-AREA-2PCR, and is also outside the GEOGRAPHICAL-AREA-RIVIERA, then RIVIERA and/or 2PCR shall be offered the right to purchase an exclusive option (a NewOptions Agreement) for the purchase of License, Manufacturing and Marketing Agreements in such country or countries at the prices computed as described in the preceding paragraph. If 2PCR or RIVIERA accepts the offer to purchase the Exclusive Option Agreement, then the country or set of countries is reserved for possible purchase of licenses by 2PCR or RIVIERA, as appropriate, as specified in the description of the NewOptions Agreement presented below. If both 2PCR and RIVIERA decline to make such purchase of a NewOptions Agreement covering the country(s) in question, then RRE is free to sell to the other purchaser. Furthermore, it is hereby noted that, in addition to the GEOGRAPHICAL-AREA-2PCR, which is within North America, RIVIERA has, during the months following the February 2006 agreement, solidified the rights granted by that Agreement by actually purchasing options and rights of repurchase which now cover most of the world. Currently RIVIERA and RRE believe that RIVIERA has either Exclusive Options Agreements or Repurchase Rights and rights of first refusal (the Repurchase rights cover regions with existing licenses or option agreements currently owned by others) that cover almost all parts of the world except for Antarctica, Greenland, Iceland and certain countries in Africa (in Africa RIVIERA currently only has purchased the rights for all African countries touching upon the Mediterranean, or otherwise considered to be in the Middle East, according to the broad definitions of the April 20, 2006 Agreement (Appendix 2 below) and for the country of South Africa).

(g) Additional Licenses. Each license for plant sites in additional to the two site licenses listed above shall require an additional lump-sum payment as provided in Section 9 (a) and (c) above, and the payment of royalty in accordance with the provisions of Section 9 (a) and (c) above and Section 9 (h) below.

(h) Payment of Royalty The Royalty provided for in paragraphs (a) and (c) above shall accrue on a quarterly basis, and shall be due and payable within thirty (30) days from the last day of each calendar quarter. Any Royalty paid is not refundable.

Section 10 Potential NewOptions regions further defined.

1. License or Options Agreements existing prior to February 2006. In the February 2006 Agreement, RRE indicated that there were existing Licenses or Options Agreements covering the following geographic areas: (1) Australia, (2) Taiwan, (3) Mainland

China, (4) The countries for which an option is owned by 4500 Main, LLC (*these are described by a map contained in that Option Agreement, and appear to be countries identified by enclosing them within a "bolded" border, which are (a) part, (but apparently not all) of the United Kingdom, (b) Ireland, (c) Norway, (d) Portugal, (e) the Netherlands, (f) Poland, (g) Italy, (h) Romania, (i) Turkey. In addition, possibly Switzerland, Denmark, Slovenia, Latvia and Albania are included, but it seems unclear from the available reproduction of said map whether their borders have, in fact, been "bolded", if indeed this bolding is what indicates which countries are included in the agreement.*), the GEOGRAPHICAL-AREA-2PCR, including Mexico and 24 States of the United States, and the region for which ADVAC owns either licenses or Exclusive Options Rights (which includes Canada and the remaining States of the United States)

As indicated above, during the past year, RRE has sold Exclusive Options Agreements and other agreements to RIVIERA which apply to many other countries, and these other countries and geographic regions are described in paragraphs (2) through (4) below:

2. <u>Exclusive Option to Purchase License Manufacturing and Marketing Agreements for a region loosely described as the Middle East</u>

This agreement between RRE and RIVIERA is dated approximately April 20, 2006 and will be referred to as the "04-20-2006 Agreement", and the agreement states, among other things:

> "That RRE extends to RIVIERA Inc. the Exclusive Option to purchase License, Manufacturing and Marketing Agreements at the standard rate of One-Hundred-Thousand and no/100 ($100,000.00) per license for the following states/countries/regions, loosely described as the MIDDLE EAST and more particularly described for the purposes of this agreement as follows:
>
> In the following lists some of the described regions or countries are overlapping, and the Exclusive Options specified by this Agreement shall apply to the most inclusive region covered by any such designation. The Near East, as described for the purposes of this Exclusive Option Agreement shall include the countries not only bordering Northern Africa, but also within Southwestern Asia as far as Bangladesh, and within Southeastern Europe as described further below: (1) All of the countries of the "near East" or "Levant", including, and by way of example but not exclusion: Israel, Palestine, Palestinian Territory, "West Bank," Gaza Strip, Lebanon, Syria, Jordan, Iraq; (2) All of the countries associated with the Arabian Peninsula, including, and by way of example but not exclusion: Saudi Arabia, Kuwait, Bahrain, Qatar, United Arab Emirates, Oman, Yemen; and (3) All of the countries of Anatolia (except Turkey), the Nile valley, the Caucasus, Cyprus, the Maghrib, the Iranian plateau, and extending to Bangladesh, including, and by way of example but not exclusion: Egypt, Sudan, Morocco, Western Sahara (SADR), Algeria, Tunisia, Libya, Mauritania, Cyprus, Caucasus, Kazakhstan, Kyrgyzstan, Azerbaijan, Afghanistan, Turkmenistan, Uzbekistan, Tajikistan, Pakistan, India, Bangladesh, Georgia, Armenia and Iran."

3. <u>Exclusive Option to Purchase License Manufacturing and Marketing Agreements for a region loosely described as "Central and South America and the Caribbean"</u>

This agreement between RRE and RIVIERA is dated approximately May 2, 2006, and will be referred to as the "05-02-2006 Agreement" and the agreement states:

> "The GEOGRAPHICAL AREA includes all of the Western Hemisphere except for Canada, the United States, and Mexico. In addition, the single African country of South Africa is included. By way of example and not exclusion (and with the aforementioned exceptions of Canada, the United States and Mexico), the GEOGRAPHIC AREA includes Central America, South America, and the Islands of the Caribbean, as well as a single African country: South Africa. Also by way of example but not exclusion, some examples of the countries, regions or dependencies which are included in the GEOGRAPHIC AREA are as follows: Argentina, Belize, Bolivia, Brazil, Cayman Islands, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, the Falkland Islands, French Guiana, Guadeloupe, Guatemala, Guyana, Haiti, Honduras, Jamaica, Martinique, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Puerto Rico, San Salvador, South Africa, Suriname, Uruguay, Venezuela and other smaller islands, for instance those stretching from Florida to Puerto Rico and from thence to Trinidad and Tobago."

4. <u>Exclusive Option to Purchase License Manufacturing and Marketing Agreements, for Europe, Asia and the Exclusive Repurchase Rights For Europe, Asia And North America</u>

This agreement between RRE and RIVIERA is dated approximately May 3, 2006 and shall be referred to as the "05-03-2006 Agreement", and this agreement first reviews the complete list of existing License Agreements and Options Agreements agreed to by RRE, including the two prior agreements between RRE and RIVIERA (the 04-20-2006 Agreement, and the 05-02-2006 Agreement). With this as a basis, the 05-03-2007 Agreement goes on to state: "Now therefore, a major purpose of this agreement is for RIVIERA to purchase Exclusive Options for the purchase of License, Manufacturing and Marketing Agreements limited to Europe and Asia, as more broadly defined below, and covering all parts of the regions described below as the GEOGRAPHICAL AREA that are NOT currently covered by the already existing agreements specifically described in the preceding four paragraphs (Roman numerals I through IV); " and, also as part of the agreement, "RRE extends to RIVIERA Inc. the Exclusive Option to purchase License, Manufacturing and Marketing Agreements at the standard rate of One-Hundred-Thousand and no/100 ($100,000.00) per license for the states/countries/regions described as follows IF THEY ARE NOT IN CONTRADICTION WITH EXISTING AGREEMENTS made by RRE"

Further this agreement states that "Another major purpose of this agreement is for RRE to allow RIVIERA to purchase Exclusive Rights to purchase or repurchase any existing option agreement, or any existing License Manufacturing and Marketing Agreement, in any part of

the regions described below as either (1) the GEOGRAPHIC AREA, or (2) "any portion of North America" [which Exclusive Rights shall be hereinafter referred to as the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA], if any such agreement either lapses or becomes available for purchase or repurchase due to any other reason. For example, but not by way of exclusion, if the owner of any such agreement wishes to sell or transfer any such agreement to any other entity, and if the terms of the agreement between such owner and RRE indicate that the approval of RRE is required for such sale or transfer, then, by this AGREEMENT, RRE agrees that it shall require that RIVIERA shall be given the right of first refusal regarding any such sale or transfer, and at the most favorable price enforceable under the applicable agreements or that, if RRE has the option to simply block such sale, by failing to approve it or by any other means, then RIVIERA shall have this same right, at its sole discretion, and that, if necessary, RRE shall act as the nominee of RIVIERA to carry out its directives in this regard, transferring the benefits and costs of such action to RIVIERA when practicable."

Continuing later in this same agreement, the text reiterates some points made earlier as a preamble to listing all of the countries and regions covered by the agreement:

> "Subject to the preceding paragraphs, which are incorporated herein by reference, RRE extends to Riviera Investments Inc. the Exclusive Option to purchase License Manufacturing and Marketing Agreements in the whole area of Europe and Asia [the GEOGRAPHIC AREA], and the right of first refusal to purchase any pre-existing agreements that may lapse or become available for sale, or be subject to the approval of RRE for transfer or sale by any existing owner, in either (1) the GEOGRAPHIC AREA or (2) in any part of North America (the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA). By way of example, but not exclusion, some examples of the countries, regions or dependencies which are included in the GEOGRAPHIC AREA are as follows *(in some cases countries or regions named may overlap or be contained within, or be owned by, others of the named countries or regions given as examples)*: Albania, Andorra, Armenia, Australia, Austria, Bali, Belarus, Belgium Bhutan, Borneo, Bosnia, Brunei, Bulgaria, Burma, Cambodia, Caroline Islands, Croatia, Cyprus, Czech Republic, Denmark, East Timor, Estonia, Faeroe Islands, Federated States of Micronesia, Finland, Fiji, France, French Polynesia, Georgia, Germany, Gibraltar, Gilbert Islands, Greece, Hainan, Herzegovina, Hong Kong, Hungary, Iceland, Indonesia, Ireland, Italy, Japan, Java, Kosovo, Kurile Islands, Laos, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Mainland China, Malaysia, Maldives, Malta, Mariana Islands, Marshall Islands, Monaco, Montenegro, Moldavia, Myanmar, Netherlands, New Caledonia, New Guinea, New Hebrides, New Zealand, North Korea, Norway, Okinawa, Oceanic Islands, Peoples Republic of China, Philippines, Phuket, Portugal, Republic of China, Romania, Russian Federation, Ryukyu Islands, Samoa, San Marino, Serbia, Singapore, Slovakia, Slovenia, Solomon Islands, Sumatra, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Tonga, Turkey, Ukraine, United Kingdom, Vietnam, and Yugoslavia."

As also indicated earlier, all other countries, except those enumerated above, and those included in the GEOGRAPHICAL-AREA-RIVIERA or the GEOGRAPHICAL-AREA-2PCR, are subject to the provisions of this Section 9 regarding Rights of First Refusal. Specifically, however, if RIVIERA or 2PCR should allow any Option or license or right of first refusal or repurchase right to lapse in its own Area, then the other of these two companies shall have the right to purchase them by simply continuing whatever payment was lapsed, or by if they lapse for some other reason to cure that problem, or to repurchase such Option or license or right of first refusal or repurchase right under the same terms that it was originally purchased from RRE.

Section 11. <u>No restriction on previous Agreements between RRE and Riviera.</u>

The parties agree that nothing in this Agreement is intended to make any of the terms of previous Agreements between RRE and RIVIERA less favorable to RIVIERA, but that various provisions of the Current Agreement are intended to give RIVIERA additional rights, beyond the rights of those previous Agreements.

Section 12. <u>2PCR Representation and Warranties.</u>

2PCR hereby represents and warrants to RRE, RIVIERA and LAEL that 2PCR is a limited liability company duly organized and validly existing in Louisiana and has the full power, authority and legal right to enter into this Agreement; this Agreement has been duly authorized, executed and delivered by 2PCR; and this Agreement constitutes the legal, valid and binding obligation of 2PCR, enforceable in accordance with its terms.

Section 13. <u>RIVIERA Representation and Warranties.</u>

RIVIERA hereby represents and warrants to RRE, 2PCR and LAEL that RIVIERA (Riviera Investments Inc.) is a California Corporation duly organized and validly existing and has the full power, authority and legal right to enter into this Agreement; this Agreement has been duly authorized, executed and delivered by RIVIERA; and this Agreement constitutes the legal, valid and binding obligation of RIVIERA, enforceable in accordance with its terms.

Section 14. <u>LAEL Representation and Warranties</u>.

LAEL hereby represents and warrants to RRE, 2PCR and RIVIERA that LAEL is a limited liability company duly organized and validly existing in good standing in Louisiana and has the full power, authority and legal right to enter into this Agreement; this Agreement has been duly authorized, executed and delivered by LAEL; and this Agreement constitutes the legal, valid and binding obligation of LAEL, enforceable in accordance with its terms.

Section 15. RRE Representation; Warranties and Covenants. RRE hereby represents, warrants and covenants to 2PCR, RIVIERA and LAEL that:

(a) Due incorporation; power and authority, valid and binding agreement. RRE is a corporation duly incorporated and validly existing in good standing in the State of Minnesota and has the full power, authority and legal right to enter into this Agreement; this Agreement constitutes legal, valid and binding obligation of RRE, enforceable in accordance with its terms;

(b) Title and interest to TIRECYCLE® Technology. Subject to prior or future licenses granted by RRE, RRE owns all right, title and interest in the TIRECYCLE® Technology, including the Patents and the RRE Trademarks.

(c) No infringement. RRE has no knowledge of any challenge by any other person to RRE's ownership of the TIRECYCLE® Technology, including the Patents, or, except as disclosed to 2PCR, RIVIERA and LAEL, the RRE Trademarks, and, to the best of RRE's knowledge and except as disclosed to 2PCR, RIVIERA and LAEL, with respect to the RRE Trademarks, the use by RRE or 2PCR, RIVIERA or LAEL, or the agents of RRE or 2PCR, RIVIERA or LAEL, of the TIRECYCLE® Technology, including the Patents, the RRE Trademarks or any information or data obtained or to be obtained by RRE from any source other than 2PCR, RIVIERA and LAEL, to develop, manufacture, market and distribute the Products will not infringe upon the United States patents, copyrights, trade secrets, trademarks or intellectual property rights of any other person.

(d) RRE makes no representation or warranty with respect to noninfringement, nor to the scope, validity, or noninfringement of Patent Rights or RRE Trademarks, nor to the right of 2PCR, RIVIERA, LAEL or RRE to use the RRE trademarks.

Section 16. Maintenance and Inspection of Books and Records.

2PCR, RIVIERA and LAEL, and RRE, and any ControlledCorp subsidiary of 2PCR or RIVIERA shall each keep and maintain true and accurate books of record and account of the income derived from any sale of the Products, and with respect to RRE, of the cost of supplying Treatment as provided in Section 3 above, in each case for at least three (3) years following the year with respect to which such books and records relate. In addition such books of record and account may be inspected and copied by the other party or its representative upon reasonable prior notice and during normal business hours. Such inspections shall not be made more than four times each year. All such books and records shall be deemed Confidential Information as provided in Section 13 below. Such inspection shall be at the inspecting party's own expense, except if such inspection indicates that the royalty payments have been underpaid or overpaid or if 2PCR or RIVIERA or LAEL has overpaid RRE for Treatment, in which case the inspected party shall promptly reimburse all reasonable expenses of the inspection party incurred in such inspection. The books of RRE, relative to the cost of supplying Treatment, may be inspected only by an independent CPA acceptable to RRE and who will report only cost information to 2PCR and/or RIVIERA and/or LAEL.

Section 17. Confidential Information

(a) Nonuse and nondisclosure. In the course of a party's performance of this Agreement, sensitive and confidential proprietary information or trade secrets ("Confidential Information") will be disclosed to the other party, which Confidential Information includes, without limitation, information, data, instruction and assistance disclosed or provided to 2PCR, RIVIERA and LAEL, by RRE hereunder and information gained by RRE relating to 2PCR, RIVIERA and LAEL, in the course of disclosing or providing such information, data, instruction and assistance. In order to facilitate the cooperation of the parties hereto and to protect the legitimate interests of each party to its own Confidential Information, neither party may use or disclose to any other person the Confidential Information of the other party except for the purposes of this Agreement or other Agreements made by RRE with RIVIERA or 2PCR. Provided, however, that RRE may disclose any technical information to licensees or proposed licensees.

(b) Duration of duty. The duty of nonuse and nondisclosure of Confidential Information set forth in paragraph (a) above shall commence upon the signing of this Agreement and shall survive the termination of this Agreement for any reason and shall be binding upon the receiving party until the third anniversary date of the termination of this Agreement.

(c) Exclusion. The duty of nonuse and nondisclosure of Confidential Information set forth in paragraph (a) above shall not apply to any information which (i) is or becomes available to the public through no fault or act of the receiving party (ii) is obtained by the receiving party from a third party under no duty of nonuse or nondisclosure to the disclosing party, or (iii) is required to be revealed pursuant to law. In the latter event, the party required by law to make such revelation shall use its best efforts to afford the other party a reasonable opportunity to challenge such requirement and/or to obtain any protective order as may be available to limit or control the revelation.

Section 18. Protection of Intellectual Property Rights.

(a) Cooperation. 2PCR, RIVIERA, LAEL, and RRE acknowledge that the parties have important and valuable intellectual property rights embodied in the TIRECYCLE® Technology, the Patents, and the Treatment and the Products. Each party shall use its best efforts to cooperate with the other party in the vigilant and diligent protection and enforcement of the other party's intellectual property rights or of any rights or of any joint rights hereunder, including, without limitations, any rights under the patent, copyright, trademark or trade secret law of any country in the world, and to consult with one another about such intellectual property protection prior to any marketing or distribution of the Products in any country. However, neither party shall have any obligation to sue infringers or any patent of Patent Rights or other intellectual property, nor to seek any protection thereof.

(b) Registration procedures. If the legal counsel of a party shall advise that the availability of a specific form of intellectual property legal protection, including patents and

copyrights, might involve a governmental registration or similar filing or proceeding in one or more countries (collectively, "IP Registration") and such IP Registration would materially enhance the protection of the TIRECYCLE® Technology or the Patents, or any portion thereof, the party so advised shall promptly notify the other party.

(c) Enforcement procedures. Each party shall promptly inform the other party in writing of any reasonably suspected or known infringement of any intellectual property rights embodied in the TIRECYCLE® Technology, including Patents, the Products or the Trademarks. Such notice shall, to the extent feasible, identify the suspected or known infringing party or parties and the nature and extent of the infringement. Enforcement of the affected intellectual property right in such country or countries may be sought in accordance with the following procedures:

(i) if a single party hereto owns the intellectual property infringed, that party may, at its option, propose legal action in its own name in whatever manner it deems appropriate in that country. That party shall bear the entire cost of such action and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement. The other party shall render such cooperation as may be reasonably requested by the prosecuting party and at the prosecuting party's expense and shall permit its joinder as a party to any such legal action is such joinder is reasonably necessary for effective prosecution of such action.

(ii) if a single party which owns the intellectual property infringed declines to pursue such legal action in its own name or if both parties own the intellectual property infringed, the parties may, but are not required to, mutually determine to take such legal action in both their names and in such manner as both parties may mutually deem appropriate in that country. Each party shall bear one-half (1/2) the entire cost of such action and shall be entitled to retain one-half (1/2) of the entire amount of any recovery by way of judgment or settlement. Such legal action shall be undertaken by a single legal counsel selected by the mutual agreement of the parties or, in the absence of such agreement, by legal counsel for RRE, provided, however, either party may, at its own expense, retain its own counsel to monitor such action. Such single legal counsel shall be directed by the mutual agreement of the parties, or in the absence of such agreement, by RRE. Each party shall render such cooperation as may be reasonably requested by the other party and at the requesting party's expense.

(iii) if a party which owns the intellectual property infringed declines to pursue such legal action on any basis provided above, that party shall be hereby deemed to have granted, released, assigned, and transferred its right to take such legal action to the other party, and the other party may then, at its option, pursue legal action in its own name and in whatever manner it deemed appropriate in that country. The other party deemed to have received such right shall bear the entire cost of such action and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement. The party owning the intellectual property infringed shall render such cooperation as may be reasonably requested by the prosecuting party and at the prosecuting party's expense and shall permit its joinder as

a party to any such legal action if such joinder is reasonably necessary for effective prosecution of such action.

(d) Third party claim procedures. Each party shall promptly inform the other party in writing of any reasonably suspected or known claim, lawsuit or legal proceeding by a third party that the Products or any portion thereof infringe or allegedly infringe such third party's intellectual property rights ("Third Party Right"). Such notice shall, to the extent feasible, identify the suspected or known claimant and the nature and extent of the infringement or alleged infringement.

Section 19. Dispute Resolution.

(a) Dispute Resolution. 2PCR, RIVIERA, LAEL, and RRE shall each use its best efforts to resolve any dispute between them promptly and amicably and without resort to any legal process if feasible within thirty (30) days of receipt of a written notice by one party to the other party of the existence of such dispute. No further action may be taken under Section 15 unless and until an executive officer of RRE and each of the corporations, 2PCR, RIVIERA and/or LAEL, which is disputing with RRE, (along with executive officers of any non-disputing Companies if they desire to attend) have met in good faith to discuss and settle such dispute. The foregoing requirement in this paragraph (a) shall be without prejudice to either party's rights, if applicable, to terminate this Agreement under Section 16.

(b) Procedure for arbitration. Any dispute between RRE and one or more of 2PCR, RIVIERA and LAEL, arising out of or resulting from this Agreement, its performance or its termination shall be resolved by final and binding arbitration according to the then-current Commercial Arbitration Rules of the American Arbitration Association ("AAA Rule"). Such arbitration shall be performed by three (3) neutral arbitrators selected by the mutual agreement of the parties or, failing such agreement, in accordance with the AAA Rules. At least one (1) of the arbitrators shall be an attorney reasonably experienced in business law matters, and at least one (1) of the arbitrators shall be a person with reasonable experience and/or expertise in the field of manufacturing rubber products or compounds from raw materials including recovered or recycled rubber. Such arbitration shall take place in Minneapolis, Minnesota, and each party hereby consents to the personal jurisdiction of the Minnesota State District Court in and for Anoka County for the purpose of entry or enforcement of any arbitral award or judgment. Notwithstanding any contrary provision in the AAA Rules, the following procedures and rules shall apply to any such arbitration:

(i) each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited discovery, including (A) exchange or witness lists, (B) depositions under oath of named witnesses, (C) written interrogatories, and (D) document requests.

(ii) upon conclusion of the discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

(iii) the arbitrators may not award or assess punitive damages against either party.

(iv) each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

(c) <u>Survival</u>. The duty of the parties to arbitrate any dispute under paragraph (b) above shall survive the termination of this Agreement for any reason.

Section 20. <u>Term and Termination</u>.

(a) <u>Term and extension of term</u>. This Agreement shall become effective upon the Effective Date and shall continue in effect, unless earlier terminated pursuant to paragraph (b) below, until the end of the ninety-ninth (99) year anniversary date of the Effective Date; provided, however, the parties hereto may extend the term of this Agreement for such additional term or terms as shall be mutually agreed by the parties by written agreement duly executed by each of the parties hereto at least six (6) months prior to the time at which this Agreement would otherwise terminate pursuant to the preceding clause. The Patent License granted herein, however, shall terminate upon expiration of the Patent Right but shall not affect Royalty obligations of 2PCR, or RIVIERA or the other T® LICENSEE COMPANIES hereunder.

(b) <u>Early termination</u>. Notwithstanding the term of this Agreement set forth in paragraph (a) above, this Agreement may be earlier terminated under any of the following circumstances:

(i) By either party, effective immediately upon delivery of written notice of such termination, if the other party breaches any material provision of this Agreement, including, without limitation, any duty to make payment of royalties due, and does not cure such breach within sixty (60) days of receiving written notice thereof or if the other party has given a materially false or misleading representation or warranty herein and such representation or warranty cannot be corrected within fifteen (15) days after receiving written notice hereof;

(ii) By either party, subject to the provisions of paragraph (b) of Section 6 hereof, effective immediately upon delivery of written notice of such termination, if for any reason, the other party ceases conducting its business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit or creditors, admits in writing its inability to pay its debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors and such proceeding is not dismissed within thirty (30) days of its filing; provided, however, neither party shall terminate this Agreement pursuant to this subparagraph (ii) during the one year period following the Effective Date;

(iii) By either party, effective ten (10) days after delivery of written notice of such termination, if the infringement of a Third Party Right cannot be reasonably avoided or cured.

(c) Effects of Termination. Any termination of this Agreement pursuant to paragraph (b) above shall not relieve either party of its obligation accrued prior to the termination of this Agreement or any obligation that is expressly provided herein to survive the termination of this Agreement. Termination of this Agreement shall not affect, preclude, reduce or limit any other remedy at law or in equity that may be available to either party.

Section 21. Force Majeur.

(a) Excused Performance. Notwithstanding anything in this Agreement to the contrary, a party ("the Excused Party") shall be excused from any performance owed to the other party hereunder if such performance is rendered impossible or commercially unreasonable by acts of state or governmental action, riots, disturbances, war, strikes, lockouts, slowdowns, prolonged shortages of energy or supplies, epidemics, fire, flood, storm, earthquake, lightning, explosion or other forces beyond the reasonable control of the party otherwise bound to perform. The periods of any such excused performance shall be limited to such time as such circumstances exist.

(b) Notices. The excused Party shall give prompt written notice to the other party of any such circumstances and of the anticipated time when such performance will be resumed by the Excused Party. The Excused Party shall also give prompt written notice to the other party of the cessation of such circumstances and the resumption of performance by the Excused Party.

(c) Breach of Material Term. If the period of excused performance by the Excused Party continues for more than twelve (12) consecutive months, either party may terminate this Agreement for a breach of a material term or condition hereof, subject to the provisions of Section 16 above.

Section 22. Miscellaneous.

(a) Notices. All notices delivered pursuant to this Agreement shall be given in writing and sent to the other party at the addresses set forth below:

If to 2PCR:

2PCR, Inc.
101 N. East Street
Abbeville Louisiana, 70510
Phone: 312-898-1202 or 312-280-5868
Facsimile: 337-898-0941

If to Riviera:

Riviera Investments, Inc.
1138 Hartzell Street
Pacific Palisades, California, 90272
Phone: 310-459-3554
Facsimile: 310-459-1637

If to LAEL:

Louisiana Elastomers Inc.
101 N. East Street
Abbeville Louisiana, 70510
Phone: 312-898-1202 or 312-280-5868
Facsimile: 337-898-0941

If to RRE:

Rubber Research Elastomerics, Inc.
4500 Main St. N.E.
Minneapolis, Minnesota 55421
Phone: 612-572-1056
Facsimile: 612-572-2357

Any notices so given shall be deemed to have been served in the case of personal delivery, on the day of delivery; in the case of service by courier, in seven (7) working days from the day it was posted with sufficient postage attached and with the proper address (or on the date of actual receipt, if the return receipt shows actual receipt earlier; and if in the case of a telex or facsimile transmission, on the date of transmission of the notice (if proof of successful transmission is retained by the transmitting party). Any notice given in any other manner shall be effective only when actually received. Either party may change the above address by written notice to the other party in accordance with this paragraph (a).

(b) Assignment. Except as expressly set forth in this Agreement, neither party shall assign, delegate, sublicense or otherwise transfer all or any of its rights or duties hereunder without the prior written consent of the other party. In all events, no permitted assignment, delegation, sublicense or other transfer shall relieve either party of any duty owed hereunder to the other party. Subject to the foregoing, this Assignment shall be binding upon and inure to the benefit of the parties hereto and to their respective legal successors and assigns.

(c) Independent Contractors. Nothing in this Agreement constitutes a partnership between or joint venture by the parties hereto or constitutes either party the agent of the other. Neither party shall hold itself out contrary to the terms of this paragraph (c), and neither party shall become liable by any representation, act or omission of the other party that is contrary to the terms of this paragraph (c).

(d) Entire Agreement; Amendment. This Agreement, including any schedules, exhibits or other attachments hereto, constitutes the entire Agreement between the parties hereto and supersedes and cancels any and all prior or contemporaneous negotiations, undertakings, discussions, agreements, or licenses, oral or written, with the respect to the subject matter hereof. No waiver, modification, amendment or cancellation of any term or

condition of this Agreement shall be effective unless executed in writing by an authorized representative of each party.

(e) Waiver. No waiver by either party of any breach of this Agreement shall be a waiver of any other breach of the same or any other provision hereof. The exercise of any right granted to either party shall not be a waiver of any other rights. No remedy or election shall be exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity to achieve the fairest and most just outcome between the parties hereto.

(f) Choice of Law. This Agreement is made under and shall be performed and interpreted in accordance with the laws of the State of Minnesota (except as to any applicable federal intellectual property laws or bankruptcy laws), excluding the conflict of laws provisions thereof.

(g) Savings Clause. If any provision of this Agreement shall be found invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if that is not possible, such provision shall be deemed stricken and deleted from this Agreement, as the case may require, and this Agreement shall then be construed and enforced to the maximum extent permitted by law and to achieve the fundamental intent of the parties hereto.

(h) Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and shall not be deemed to expand, contract, alter or restrict any term or condition herein.

(i) Construction. 2PCR, RIVIERA, LAEL and RRE have each contributed to the negotiation and drafting of this Agreement and the schedules, exhibits and attachments hereto and have each had the right and opportunity to consult privately with experienced and independent legal counsel prior to the execution of this instrument. Accordingly, the fact that one party or the other may have drafted all or a part of any term or condition of this Agreement shall not be a basis to read or construe such provision more strictly against the drafting party. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(j) Execution and Counterparts. This Agreement and any amendments may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement. In addition, this Agreement and any amendments may be executed through the use of counterpart signature pages. The signature of any party on any counterpart agreement or counterpart signature page shall be deemed to be a signature to, and may be appended to, one document.

(k) Successors. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the successors, heirs, and assigns of the respective parties.

(l) Attorney Fees. Any party seeking to enforce his, her, or its rights hereunder shall be entitled, if successful, to recover reasonable attorney fees and expenses incurred in the enforcement against any party or parties who shall have necessitated the enforcement because (a) the party or parties have breached, or attempted to breach, any obligations owing to the enforcing party under the provisions of this Agreement or (b) the party or parties have initiated or joined any claim, demand, arbitration, or action against the enforcing party in contravention of, or inconsistent with, the provisions of this Agreement.

(m) IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

2PCR, L.L.C.

By: ______________________
Dan Michael Wells
Title: President

LAEL, L.L.C.

By ______________________
Dan Michael Wells
Title: President

RIVIERA INVESTMENTS, INC.

By: ______________________
Winston Salser
Title: President

RUBBER RESEARCH ELASTOMERICS, INC.

By ______________________ 2-22-07
Fred J. Stark, Jr.
Title: CEO

EXHIBIT A

TIRECYCLE®

FIBRECYCLE™

RRECYCLE™

TIRECLAIM™

BUTYLCLAIM™

EPCLAIM™

Nonexclusive License Agreement

This Agreement is made this _25th_ day of _May_, 2006, between Rubber Research Elastomerics, Inc. ("RRE") and Riviera Investments ("RIVIERA").

Whereas RRE has sold an EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AGREEMENTS to RIVIERA, dated April 20, 2006, and covering the area loosely described as the MIDDLE EAST (the "APRIL 20, 2006 LICENSE"); and

Whereas RRE has sold an EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AGREEMENTS to RIVIERA, dated May 2, 2006, and covering the area loosely described as South America, Central America and the Caribbean Islands (the "MAY 2, 2006 LICENSE"); and

Whereas RRE has sold an EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AGREEMENTS to RIVIERA, dated May 3, 2006, and covering certain areas within the regions loosely described as EUROPE AND ASIA as well as "Repurchase Rights" or "Rights of First Refusal" for all existing licenses in EUROPE and ASIA and NORTH AMERICA (the "MAY 3, 2006 LICENSE"); and

Whereas in the remainder of this AGREEMENT the three agreements described above, and dated April 20, 2006, May 2, 2006 and May 3, 2006 shall be referred to as the EXISTING RIVIERA AGREEMENTS.

Whereas RIVIERA, in order to practice any of the EXISTING RIVIERA AGREEMENTS or any additional LICENSE, MANUFACTURING AND MARKETING AGREEMENTS that may be purchased under the terms of the EXISTING RIVIERA AGREEMENTS, must have guaranteed continuing access to Tirecycle Treatments and other proprietary products which are or which can be made under the intellectual property rights now held by RRE, which shall herein be referred to as the RRE Treatments and Intellectual Property Rights ("RRE-IP"); and

Whereas the continuing ability of RRE to supply such materials and to exercise such Intellectual Property Rights ("IP") for the benefit of all of its licensees is currently in question, or may become questionable or endangered, for a variety of reasons; and

Whereas the language in some prior License, Manufacturing and Marketing Agreements, such as

" Continuation of license upon Insolvency Event. Upon the occurrence of an Insolvency Event with respect to RRE, including in a case of an appointment of a trustee under any applicable Federal or state bankruptcy code, *[insert name of*

the licensee] may elect either (x) to terminate this Agreement in accordance with Section 16 or (y) to continue this Agreement and retain its rights as a licensee pursuant to paragraph (a), for the remainder of the term of this Agreement, including any extensions of such term in accordance with the provisions of this Agreement. Upon occurrence of an Insolvency Event with respect to [*insert name of the licensee*], RRE shall have the right to terminate this Agreement upon written notice to [*insert name of the licensee*]."

does not adequately protect the licensee, who will not be able to practice the license(s) without continuing access to RRE TREATMENTS & I P RIGHTS, so that option (y) in the quoted text above appears to be useless and not enabling; and

Whereas RIVIERA is currently attempting to organize an "Investors Group" to conclude an investment in LAEL LLC, 2PCR LLC, and a new Company, possibly to be named Tirecycle® International; and

Whereas the intention of this investment is not only to insure the success of LAEL but also to thereafter insure the creation of numerous other Tirecycle® plants; and

Whereas such potential investors are gravely concerned about the possibility that their investments will become worthless if RRE fails, or if RRE is sued and some such legal maneuver as a Temporary Restraining Order (TRO) is used to restrict the activities of either Fred Stark or RRE, and that the RRE-IP might, because of that or some other reason which cannot be anticipated, become unavailable, for a greater or lesser period of time; and

Whereas, in fact, the RRE-IP could even conceivably become extinguished and lost to Tirecycle Licensees, so that the whole investment of these potential investors would likely be lost; and

Whereas RRE has already attempted to solve this problem and to insure the availability of this same RRE-IP for another licensee, ADVAC Inc, by issuing a nonexclusive license agreement to another Corporation, named TechShare, LLC ("TS"); and

Whereas RRE has always tried to treat its licensees equitably, and needs to protect all of its licensees, and not just ADVAC; and

Whereas RIVIERA and the Investors Group, having studied the finances of ADVAC, believe that ADVAC has repeatedly been in arrears on its debt payments, and, in addition, that ADVAC has unpaid back-salary obligations approaching half a million dollars, and believes that therefore TechShare, which is wholly owned by ADVAC and its shareholders, is currently unable to supply the products of the RRE-IP which are needed by all Tirecycle® licensees; and

Whereas, as a result of ADVAC insolvency events, RIVIERA has recently needed to contribute $50,000 to cover past-due debts of ADVAC, and another $50,000, (transmitted through mediation of another company, 2PCR, but wired by RIVIERA directly to ADVAC), to enable ADVAC to pay three months back rent so that the RRE factory at 4500 Main, in Minneapolis, would not be closed down by the owner of the building; and

Whereas RRE wishes to encourage the rapid development of the Tirecycle® Technology, in order to benefit the World, and to pay off the debts of RRE, and to ward off threatened lawsuits, and to bring profits to its shareholders; and

Whereas RRE wishes to be assured a continuing flow of income due to it from the Royalties owed by its licensees, and believes that the investments by RIVIERA and by the Investors Group may very possibly prevent financial failures which could prevent RRE from supplying treatments to any Tirecycle® Licensees, causing them to fail and gravely endangering the entire technology;

Now therefore the parties agree as follows:

1) **All of the recitals above are included herein by reference.**

2) **A major purpose of this Agreement is to safeguard the availability of the RRE-IP, on the one hand, but without, on the other hand, in any way reducing the royalty stream to RRE.**

3) **License Grant: RRE grants to RIVIERA a world-wide, perpetual, non-exclusive license of all intellectual property rights now held by RRE, including without limitation trademarks, copyrights, patents, trade secrets, technology, know-how, all confidential and proprietary information as well as all improvements (the "RRE-IP"). Riviera, in its capacity as the holder of this sub-license, or the successors of RIVIERA which receive these same rights, shall be referred to as the RRE-IP LICENSEE in the remainder of this document. As part of its obligation under this agreement, RRE and its employees, including Fred Stark, shall participate in training employees designated by the RRE-IP LICENSEE, including employees of 2PCR, or Tirecycle® International, if they are so designated by RIVIERA, acting as the RRE-IP LICENSEE, or such other Company which may be created under the direction of RIVIERA to practice the RRE-IP.**

4) **The parties agree that they enter into this AGREEMENT because of its mutual benefits, and that no further consideration needs be given by either party to render the AGREEMENT binding upon both parties.**

5) **It is agreed by the parties that preservation of trade secrets and all intellectual property is of the utmost importance. For this reason it is of great**

value (but not adequate) to make efforts to insure that the RRE-IP is practiced at geographic locations distinct from any Tirecycle Plant, and, if possible, in a separate Company which is not a Tirecycle® licensee, especially with the goal of keeping this entire RRE-IP confidential (in which case the company so formed by RIVIERA, or the company RIVIERA selects to transfer the RRE_IP License to, shall become the RRE-IP LICENSEE and be bound by all of the terms of this AGREEMENT).

6) **The training mentioned in the penultimate paragraph above shall have as its goal the complete transfer of the RRE-IP to the RRE-IP LICENSEE, and shall include providing copies, if requested, of all of the extensive trials and testing carried out over the years by RRE, and shall enable the RRE-IP LICENSEE (or its designees as described above) to exploit the technology without the further assistance of Fred Stark or any other current employee of RRE.**

7) **Licensees distinguished: For the purposes of this AGREEMENT the term Tirecycle® Licensee shall refer to the typical licensee who holds a license to purchase Tirecycle® Treatments and other products of the RRE-IP but who has no rights to know or practice the RRE-IP which is needed to design and produce RRE-IP treatments or other materials typically supplied by RRE to these Tirecycle® Licensees. Such Tirecycle® Licensees currently pay a royalty amounting to 6% of gross sales to RRE. The license granted under this AGREEMENT is fundamentally different, because it enables practice of the RRE-IP itself, and RIVIERA, when acting in this capacity, as previously defined above, may be referred to as the RRE-IP LICENSEE. The RRE-IP LICENSEE shall not receive any of the royalty payments mentioned above, which are due to RRE from all Tirecycle® Licensees (unless such receipt is for the purpose of transmitting them to RRE), and the RRE-IP LICENSEE shall help RRE, whenever possible, to collect such royalties for itself. On the other hand, the RRE-LICENSEE does not have any obligation to pay any product royalty, such as 6% on its gross sales of "treatments", to RRE, because they are to be supplied at cost, and without royalty, just as RRE is required to supply such treatments at cost to Tirecycle® Licensees.**

8) **Royalties: To the extent that the RRE-IP LICENSEE exploits its interest in the RRE-IP, it shall act on behalf of RRE to preserve unchanged the rights of RRE to royalties. That is, it shall direct to RRE the entirety of any royalty stream, whether in terms of (a) $100,000 paid for site licenses, or (b) yearly royalties on Exclusive Option Rights, or (c) the 6% royalty stream on gross sales required to be paid by Tirecycle® Licensees. It shall, in regard to sales to any Tirecycle® Licensees, assist RRE in maintaining records to insure that the 6% royalty stream on gross sales by Tirecycle Licensees are correctly computed. It does not have the responsibility to legally pursue any Tirecycle® Licensee in arrears on payments of the 6% royalty to RRE, however it has the right, but not the obligation to stop supplying any**

Tirecycle® Licensee which it independently determines, or is informed by RRE, to be thus in arrears.

9) Provision of RRE-IP Treatments at Cost: To the extent that RIVIERA (or its designates) exploits its interest in the RRE-IP, it shall act on behalf of RRE to provide RRE-IP treatments at cost, in the same manner as they are provided by RRE itself. If there is any change so that any licensee able to practice the RRE-IP can charge above cost, then, all other language in this AGREEMENT notwithstanding, the RRE-IP LICENSEE shall also benefit from this same change or provision.

10) As a subsidiary of RRE, the RRE-IP LICENSEE shall keep, and shall cause each of its subsidiaries, if any, to keep true books of account containing an accurate and complete record of the cost of producing any Treatment supplied to Tirecycle® Licensees for the manufacture of the Products and such cost of producing Treatment shall include all direct and indirect overhead costs of manufacturing, including fees from a management contract, if any, plus a reasonable provision for general corporate overheard, plus any costs of loading and shipping from the plant location. Payment for the Treatment shall accompany any request by a Tirecycle® Licensee that the RRE-IP LICENSEE elects to supply with the Treatment(s) needed to prepare Product. The costs of the RRE-IP LICENSEE may be different from the costs of RRE, due to a variety of reasons including different costs of labor and supplies in different Geographic locations, and there is no obligation that the RRE-IP LICENSEE match the costs of RRE.

11) The RRE-IP LICENSEE shall have the right but not the obligation to provide RRE-IP treatments to all Tirecycle® Licensees.

12) Warranty and Covenants: RRE warrants that it believes that the precarious state of its own finances and threatened lawsuits, as well as the precarious state of the finances of both ADVAC and Techshare, have caused a crisis which requires RRE to make this AGREEMENT for the benefit of all Tirecycle® Licensees. RRE has been in danger of default on its ability to supply Treatments. These have been continuing problems, and about two years ago, TechShare LLC was created to provide a safeguard source of supply for ADVAC which could practice the RRE-IP in cased RRE was prevented from functioning. Unfortunately, despite more than 2 years since its license was granted, Techshare has taken no steps, so far as RRE is aware, to create its own manufacturing capability independent of RRE. Moreover, ADVAC which owns over 90% interest in TechShare has indicated to Riviera that it is insolvent, including approximately $500,000 of unpaid back-salaries. Therefore RRE does not believe that the current Agreement violates any aspect of its February 12th, 2006 agreement with TechShare LLC. Therefore, yet again, RRE warrants that it believes that it has the right to make this AGREEMENT with RIVIERA, without which the

financing needed for construction of the LAEL plant may entirely fail. The gravity of this problem is indicated by the fact that no complete, full scale Tirecycle® plant is operating anywhere in the world except Australia! This warranty shall survive the termination of this Agreement. RRE covenants that it will assist the RRE-IP LICENSEE in its exploitation of the RRE-IP LICENSEE's interest in the RRE-IP, including the technology and know-how transfer that will enable the RRE-IP LICENSEE to exploit the RRE-IP without the assistance of any current RRE employees. The RRE-IP LICENSEE and RRE shall keep non-patented aspects of the RRE-IP confidential, and both shall also require their employees, customers, vendors, advisors, and outside contractors to keep non-patented aspects of the RRE-IP confidential.

13) **Duration:** This AGREEMENT is meant to be perpetual and to bind any successors in interest of either RRE or RIVIERA.

14) **Statements and Payments:** All payments due hereunder shall be due on a quarterly basis.

15) **Choice of Law; Arbitration:** This AGREEMENT shall be governed by and interpreted in accordance with the laws of the State of California. Venue and sole jurisdiction shall be with the state or federal courts located in Los Angeles California.

In witness hereof, the parties affix their signatures,

Rubber Research Elastomers, Inc.

By ______ 3-22-07
Its CEO

Riviera Investments Inc.

By ______
Its President

EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AND MARKETING AGREEMENTS

RECITALS:

WHEREAS, Rubber Research Elastomerics, Inc. (RRE) is the holder of such technology and patents as they relate to the Tirecycle™ and Fibercycle™ technology and products; and

WHEREAS, Riviera Investments, Inc., (RIVIERA) is a corporation duly certified and filed and licensed in the State of California for investment and all other purposes, including the purpose of research, marketing and production of recycled and activated rubber products; and

WHEREAS, RRE and RIVIERA intend to enter into this agreement regarding an exclusive option to purchase licenses for the current technology held by RRE; and,

WHEREAS, RRE acknowledges the value and importance of RIVIERA as a business entity with an interest in actively commercializing the full range of Tirecycle™ compounds throughout the geographic areas described in this exclusive option agreement, and this effort of commercialization is of critical importance to RRE, the creation and validation of commercial accounts and the enhancement of market franchise, through visible national promotion, benefiting RRE and all of its' licensees;

NOW THEREFORE for and in consideration of the premises and mutual covenants herein contained, the parties hereto intending to be legally bound herby, agree as follows:

1. That the above Recitals are incorporated herein by reference; and,

2. That RIVIERA has paid the sum of Fifteen-Thousand and no/100 dollars ($15,000.00) the sum of which is hereby acknowledged by RRE as the initial payment for the following Exclusive Options. RIVIERA shall pay the sum of Fifteen-Thousand and no/100 dollars, on a yearly basis, for the ten years of the following Options for a total of One-Hundred-Fifty-Thousand and no/100 dollars ($150,000.00) in consideration for said Exclusive Options. Said payments shall be due on execution of this agreement and no later than April 30th, of each successive year. Failure to make a payment when due shall extinguish the Options contained herein.

3. That RRE extends to RIVIERA Inc. the Exclusive Option to purchase License, Manufacturing and Marketing Agreements at the standard rate of One-Hundred-Thousand and no/100 ($100,000.00) per license for the following states/countries/regions, loosely described as the MIDDLE EAST and more particularly described for the purposes of this agreement as follows:

   In the following lists some of the described regions or countries are overlapping, and the Exclusive Options specified by this Agreement shall apply to the most inclusive region covered by any such designation. The Near East, as described for the purposes of this Exclusive Option Agreement shall include the countries not only bordering Northern

Africa, but also within Southwestern Asia as far as Bangladesh, and within Southeastern Europe as described further below: (1) All of the countries of the "near East" or "Levant", including, and by way of example but not exclusion: Israel, Palestine, Palestinian Territory, "West Bank," Gaza Strip, Lebanon, Syria, Jordan, Iraq; (2) All of the countries associated with the Arabian Peninsula, including, and by way of example but not exclusion: Saudi Arabia, Kuwait, Bahrain, Qatar, United Arab Emirates, Oman, Yemen; and (3) All of the countries of Anatolia (except Turkey), the Nile valley, the Caucasus, Cyprus, the Maghrib, the Iranian plateau, and extending to Bangladesh, including, and by way of example but not exclusion: Egypt, Sudan, Morocco, Western Sahara (SADR), Algeria, Tunisia, Libya, Mauritania, Cyprus, Caucasus, Kazakhstan, Kyrgyzstan, Azerbaijan, Afghanistan, Turkmenistan, Uzbekistan, Tajikistan, Pakistan, India, Bangladesh, Georgia, Armenia and Iran.

4. The parties to this agreement certify that the agreement is entered into consistent with, and all its terms are in agreement with, the LICENSE, MANUFACTURING AND MARKETING AGREEMENT between 2PCR, L.L.C. and RRE, dated approximately February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells, Manager, 2PCR, if this latter agreement is still valid, and that this Agreement may be considered one of the "NewOptions Agreements" as described in that earlier agreement. In such case the costs shall be as specified herein, as if these costs were the result of the calculation specified for NewOptions Agreements. RRE agrees not to build production facilities in the areas described in this Exclusive Option Agreement as long as the agreement is still in force.

5. Upon completion of the annual payments in two (2) above, RIVIERA, Inc. will own an exclusive license for the geographic areas in three (3) above and the exclusive right to purchase additional licenses in the geographic area(s) described above.

IN WITNESS WHEREFORE, the parties hereto have executed this agreement as of the day and year first written below:

Rubber Research Elastomerics, Inc.	Riviera Investments, Inc.
By: ____________ 3-27-07	By: ____________
Fred Stark, Jr., CEO	Winston Salser, President

Dated: April 20,2006

EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AND MARKETING AGREEMENTS

RECITALS:

WHEREAS, Rubber Research Elastomerics, Inc. (RRE) is the holder of such technology and patents as they relate to the Tirecycle™ and Fibercycle™ technology and products; and

WHEREAS, Riviera Investments, Inc., (RIVIERA) is a corporation duly certified and filed and licensed in the State of California for investment and all other purposes, including the purpose of research, marketing and production of recycled and activated rubber products; and

WHEREAS, RRE and RIVIERA intend to enter into this agreement regarding an exclusive option to purchase licenses for the current technology held by RRE; and,

WHEREAS, RRE acknowledges the value and importance of RIVIERA as a business entity with an interest in actively commercializing the full range of Tirecycle™ compounds throughout the geographic areas described in this exclusive option agreement, and this effort of commercialization is of critical importance to RRE, the creation and validation of commercial accounts and the enhancement of market franchise, through visible national promotion, benefiting RRE and all of its' licensees;

NOW THEREFORE for and in consideration of the premises and mutual covenants herein contained, the parties hereto intending to be legally bound hereby, agree as follows:

1. That the above Recitals are incorporated herein by reference; and,

2. That RIVIERA has paid the sum of Fifteen-Thousand and no/100 dollars ($15,000.00) the sum of which is hereby acknowledged by RRE as the initial payment for the following Exclusive Options. RIVIERA shall pay the sum of Fifteen-Thousand and no/100 dollars, on a yearly basis, for ten years, for a total of One-Hundred-Fifty-Thousand and no/100 dollars ($150,000.00) in consideration for said Exclusive Options which shall then continue in force without further payments. Said payments shall be due on execution of this agreement and no later than April 30th, of each successive year. Failure to make a payment when due shall extinguish the Options contained herein.

3. That RRE extends to RIVIERA Inc. the Exclusive Option to purchase License, Manufacturing and Marketing Agreements at the standard rate of One-Hundred-Thousand and no/100 ($100,000.00) per license for the following states/countries/regions, loosely described as South and Central America as well as South Africa [the GEOGRAPHICAL AREA] and more particularly described for the purposes of this agreement as follows:

The GEOGRAPHICAL AREA includes all of the Western Hemisphere except for Canada, the United States, and Mexico. In addition, the single African country of South Africa is included. By way of example and not exclusion (and with the aforementioned exceptions of Canada, the United States and Mexico), the GEOGRAPHIC AREA includes Central America, South America, and the Islands of the Caribbean, as well as a single African country: South Africa. Also by way of example but not exclusion, some examples of the

countries, regions or dependencies which are included in the GEOGRAPHIC AREA are as follows: Argentina, Belize, Bolivia, Brazil, Cayman Islands, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, the Falkland Islands, French Guiana, Guadeloupe, Guatemala, Guyana, Haiti, Honduras, Jamaica, Martinique, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Puerto Rico, San Salvador, South Africa, Suriname, Uruguay, Venezuela and other smaller islands, for instance those stretching from Florida to Puerto Rico and from thence to Trinidad and Tobago.

4. The parties to this agreement certify that the agreement is entered into consistent with, and all its terms are in agreement with, the LICENSE, MANUFACTURING AND MARKETING AGREEMENT between 2PCR, L.L.C. and RRE, dated February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells, Manager, 2PCR, if this latter agreement is still valid, and that, in that case, this Agreement may be considered one of the "NewOptions Agreements" as described in that earlier agreement. In such case the costs specified herein, shall be considered as if these costs were the result of the calculation specified for NewOptions Agreements. The parties additionally certify that this agreement stands alone, and does not depend upon the validity or any continuing in force of the aforesaid February 28, 2006 agreement, or any other agreement. RRE agrees not to build, operate or own production facilities in the areas described in this Exclusive Option Agreement as long as the agreement is still in force.

6. Upon completion of the annual payments in two (2) above, RIVIERA, Inc. will own an exclusive license for the geographic areas in three (3) above and the exclusive right to purchase additional licenses in the geographic area(s) described above.

7. Severability: If any provision of this AGREEMENT is invalid or unenforceable under applicable law, it shall not affect the validity or enforceability of the remainder of the terms of this AGREEMENT.

8. Entire Agreement: This Agreement and all documents referred to herein contain the entire and exclusive agreement and understanding between the parties on the subject matter contained herein and supersedes all prior agreements, understandings and arrangements relating thereto. No representation, undertaking or promise shall be taken to have been given or implied from anything said or written in negotiations between the parties prior to this Agreement except as may be expressly stated in this Agreement.

IN WITNESS WHEREFORE, the parties hereto have executed this agreement as of the day and year first written below:

Rubber Research Elastomerics, Inc.	Riviera Investments, Inc.
By: ______ 3-27-07	By: ______
Fred Stark, Jr., CEO	Winston Salser, President

Dated: May 2, 2006

EXCLUSIVE OPTION TO PURCHASE LICENSE, MANUFACTURING AND MARKETING AGREEMENTS

RECITALS:

WHEREAS, Rubber Research Elastomerics, Inc. [RRE] is the holder of such technology and patents as they relate to the Tirecycle™ and Fibercycle™ technology and products; and

WHEREAS, Riviera Investments, Inc., [RIVIERA] is a corporation duly certified and filed and licensed in the State of California for investment and all other purposes, including the purpose of research, marketing and production of recycled and activated rubber products; and

WHEREAS, RRE and RIVIERA intend to enter into this agreement [AGREEMENT] regarding an exclusive option to purchase licenses for the current technology held by RRE; and,

WHEREAS, RRE and RIVIERA also intend to enter into this AGREEMENT regarding exclusive option rights, to purchase existing option agreements or licenses if they should lapse or otherwise become available; and,

WHEREAS, RRE acknowledges the value and importance of RIVIERA as a business entity with an interest in actively commercializing the full range of Tirecycle™ compounds throughout the geographic areas described in this exclusive option agreement, and this effort of commercialization is of critical importance to RRE, because the creation and validation of commercial accounts and the enhancement of market franchise, through visible international promotion, benefits RRE and all of its' licensees;

NOW THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. That the above Recitals are incorporated herein by reference; and,

2. That RIVIERA has paid the sum of Fifteen-Thousand and no/100 dollars ($15,000.00) the sum of which is hereby acknowledged by RRE as the initial payment for the following Exclusive Options. RIVIERA shall pay the sum of Fifteen-Thousand and no/100 dollars, on a yearly basis, for ten years for a total of One-Hundred-Fifty-Thousand and no/100 dollars ($150,000.00) in consideration for said Exclusive Options, which include all option rights or rights of first refusal further described in paragraph 3, and which Exclusive Options as well as other described rights, shall then continue in force without

further payments. Said payments shall be due on execution of this agreement and no later than May 30th, of each successive year. Failure to make a payment when due shall extinguish the Options contained herein, except that, because such failure could result from inadvertence, or failure of the means of transmittal of the payment, therefore RRE shall have the obligation to notify RIVIERA (including, if not unreasonable, by means specified in advance for such purpose by RIVIERA), of any such failure, allowing 30 days after such notification for RIVIERA to make such payment before the options and agreements contained herein are extinguished.

3. That RRE extends to RIVIERA Inc. the Exclusive Option to purchase License, Manufacturing and Marketing Agreements at the standard rate of One-Hundred-Thousand and no/100 ($100,000.00) per license for the states/countries/regions described as follows IF THEY ARE NOT IN CONTRADICTION WITH EXISTING AGREEMENTS made by RRE, as those existing agreements are enumerated in paragraphs I through IV below. Except as differently specified herein, terms of these License, Manufacturing and Marketing Agreements shall be patterned in all respects (except ownership) after the language and terms specified for such agreements in that certain LICENSE, MANUFACTURING AND MARKETING AGREEMENT between 2PCR, L.L.C. and RRE, dated February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells, Manager, 2PCR, the text of which is hereby included by reference. The parties hereto agree that inclusion by reference of any part or all of the text of this February 2006 agreement into this AGREEMENT shall be valid and shall not interfere with the enforceability of this AGREEMENT even if the February 2006 agreement is subsequently terminated or for any reason is judged not to be in force or to be unenforceable. Also according to that February 2006 document, these pre-existing agreements included, at the time the February 2006 agreement was signed, the following:

(I) " (f) <u>Potential NewOptions regions further defined</u>. RRE has indicated that there are existing Licenses or Options Agreements covering the following geographic areas: (1) Australia, (2) Taiwan, (3) Mainland China, (4) The countries for which an option is owned by 4500 Main, LLC (*these are described by a map contained in that Option Agreement, and appear to be countries identified by enclosing them within a "bolded" border, which are (a) part, (but apparently not all) of the United Kingdom, (b) Ireland, (c) Norway, (d) Portugal, (e) the Netherlands, (f) Poland, (g) Italy, (h) Romania, (i) Turkey. In addition, possibly Switzerland, Denmark, Slovenia, Latvia and Albania are included, but it seems unclear from the available reproduction of said map whether their borders have, in fact, been "bolded", if indeed this bolding is what indicates which countries are included in the agreement.*) As indicated above, all other countries, except those enumerated above, and those included in the Geographical Area, are subject to the provisions of this Section 9 regarding Rights of First Refusal granted to 2PCR."

(II) In addition, RRE has, in an agreement dated 04/20/2006, granted exclusive option rights to a region loosely described as "the MIDDLE EAST", and further described in more detail in that 04/20/2006 agreement, between RRE and Riviera Investments Inc., which is hereby included by reference.

(III) Further, RRE has, in an agreement dated 05/02/2006, granted exclusive option rights to a region loosely described as "Central and South America and the Carribean ", and further described in more detail in that 05/02/2006 agreement, between RRE and Riviera Investments Inc., which is hereby included by reference.

(IV) Moreover, the so-called Geographical Area, referred to in the paragraph above numbered "(I)" and titled "(f) Potential NewOptions regions further defined.", encompasses all of Canada, the United States and Mexico, which entire region of North America is also subject to existing agreements.

Now therefore, a major purpose of this agreement is for RIVIERA to purchase Exclusive Options for the purchase of License, Manufacturing and Marketing Agreements limited to Europe and Asia, as more broadly defined below, and covering all parts of the regions described below as the GEOGRAPHICAL AREA that are NOT currently covered by the already existing agreements specifically described in the preceding four paragraphs (Roman numerals I through IV); and

Another major purpose of this agreement is for RRE to allow RIVIERA to purchase Exclusive Rights to purchase or repurchase any existing option agreement, or any existing License Manufacturing and Marketing Agreement, in any part of the regions described below as either (1) the GEOGRAPHIC AREA, or (2) "any portion of North America" [which Exclusive Rights shall be hereinafter referred to as the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA], if any such agreement either lapses or becomes available for purchase or repurchase due to any other reason. For example but not by way of exclusion, if the owner of any such agreement wishes to sell or transfer any such agreement to any other entity, and if the terms of the agreement between such owner and RRE indicate that the approval of RRE is required for such sale or transfer, then, by this AGREEMENT, RRE agrees that it shall require that RIVIERA shall be given the right of first refusal regarding any such sale or transfer, and at the most favorable price enforceable under the applicable agreements or that, if RRE has the option to simply block such sale, by failing to approve it or by any other means, then RIVIERA shall have this same right, at its sole discretion. In the case of this particular example, RRE and RIVIERA agree to the following provision in favor of 2PCR: RIVIERA, notwithstanding any of the other language in this AGREEMENT, shall automatically allow RRE to grant such right of transfer or sale of a LICENSE, MANUFACTURING AND MARKETING AGREEMENT if it is

2PCR (or a successor of 2PCR) which is the owner of such LICENSE, MANUFACTURING AND MARKETING AGREEMENT prior to such proposed transfer or sale. This AGREEMENT for the Exclusive Repurchase Rights for Europe, Asia and North America shall act as a right of first refusal, and purchase of this right of first refusal, by RIVIERA, from RRE, in this AGREEMENT, has the approval of D.M. Wells in his capacity as a signatory of the LICENSE, MANUFACTURING AND MARKETING AGREEMENT between 2PCR, L.L.C. and RRE, dated February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells, Manager, 2PCR. By these terms, 2PCR is allowing Riviera to purchase such rights under the terms of that agreement and RRE agrees to grant such purchase by RIVIERA even if such approval and direction by D.M.Wells (or 2PCR) is subsequently found to be unnecessary for any reason, or if there is any flaw or interruption in that earlier agreement.

RIVIERA's right of first refusal can be transferable by RIVIERA to 2PCR, in individual cases, as follows: As long as this AGREEMENT between Riviera and RRE may be in force, IF during such period Riviera Investments declines to exercise its Right of First Refusal regarding the purchase of any existing RRE agreements, which lapse or otherwise become available at any time, THEN, at the sole direction of RIVIERA, that right of first refusal, for a specific lapsing or otherwise available agreement, may first revert to 2PCR or its successor entities, and 2PCR shall then enjoy the same right of first refusal as RIVIERA for that particular transaction so specified.

Subject to the preceding paragraphs, which are incorporated herein by reference, RRE extends to Riviera Investments Inc. the Exclusive Option to purchase License Manufacturing and Marketing Agreements in the whole area of Europe and Asia [the GEOGRAPHIC AREA], and the right of first refusal to purchase any pre-existing agreements that may lapse or become available for sale, or be subject to the approval of RRE for transfer or sale by any existing owner, in either (1) the GEOGRAPHIC AREA or (2) in any part of North America (the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA). By way of example, but not exclusion, some examples of the countries, regions or dependencies which are included in the GEOGRAPHIC AREA are as follows *(in some cases countries or regions named may overlap or be contained within, or be owned by, others of the named countries or regions given as examples)*: Albania, Andorra, Armenia, Australia, Austria, Bali, Belarus, Belgium Bhutan, Borneo, Bosnia, Brunei, Bulgaria, Burma, Cambodia, Caroline Islands, Croatia, Cyprus, Czech Republic, Denmark, East Timor, Estonia, Faeroe Islands, Federated States of Micronesia, Finland, Fiji, France, French Polynesia, Georgia, Germany, Gibraltar, Gilbert Islands, Greece, Hainan, Herzegovina, Hong Kong, Hungary, Iceland, Indonesia, Ireland, Italy, Japan, Java, Kosovo, Kurile Islands, Laos, Latvia, Liechtenstein, Lithuania, Luxembourg,

Macedonia, Mainland China, Malaysia, Maldives, Malta, Mariana Islands, Marshall Islands, Monaco, Montenegro, Moldavia, Myanmar, Netherlands, New Caledonia, New Guinea, New Hebrides, New Zealand, North Korea, Norway, Okinawa, Oceanic Islands, Peoples Republic of China, Philippines, Phuket, Portugal, Republic of China, Romania, Russian Federation, Ryukyu Islands, Samoa, San Marino, Serbia, Singapore, Slovakia, Slovenia, Solomon Islands, Sumatra, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand, Tonga, Turkey, Ukraine, United Kingdom, Vietnam, and Yugoslavia.

4. That the parties to this AGREEMENT certify that the agreement is entered into consistent with, and all its terms are in agreement with, the agreement between 2PCR, L.L.C. and RRE, dated February 28, 2006, and signed by Fred Stark Jr. CEO of RRE and D.M. Wells, Manager, 2PCR, if this latter agreement is still valid. If applicable then this AGREEMENT may be considered one of the "NewOptions Agreements" as described in that earlier document, in which case the costs shall be as specified herein, as if these costs were the result of the calculation specified therein for NewOptions Agreements. RRE agrees not to build, own or operate production facilities in the areas described in this Exclusive Option Agreement or in the areas described in the agreement for the EXCLUSIVE REPURCHASE RIGHTS FOR EUROPE, ASIA AND NORTH AMERICA (collectively this AGREEMENT) as long as the AGREEMENT is still in force.

5. That the parties to this AGREEMENT wish to make the AGREEMENT contingent upon the success of the Closing event between LAEL and Biz Capital, in which LAEL is required to supply funding of $1,140,000.00 to Biz Capital in return for the release of an approximately $6.5 million dollar loan from Biz Capital to LAEL (sometimes referred to by Biz Capital as the LAEL INTERMEDIATE CLOSING), and that the parties to this AGREEMENT are committed to work diligently to create a flourishing Tirecycle® plant, by any means available, if blocked or delayed in reaching the immediate goal just referred to, now therefore, the parties to this AGREEMENT certify that RRE, but not RIVIERA, has the right to rescind this agreement if the LAEL financing does not succeed, as more specifically defined below:

    (a) The LAEL financing shall be deemed to have <u>succeeded</u> if any of the following have happened:

        (i) The Investor Group has succeeded in delivering $1.5 million to LAEL in time for the Closing between LAEL and Biz Capital to occur; or

(ii) LAEL is able to start spending the approximately $6.5 million loan, or has funding from some other source, either as certified to Fred Stark by Mike Wells or as shown by the fact that LAEL or any other LAEL successor or any Tirecycle® licensee operating in Louisiana, has spent more than $2.0 million dollars from any source; or

(iv) RRE has completed shipments of "treatments" or any RRE proprietary materials in an aggregate amount of more than 40,000 pounds to the LAEL plant, or to any plant in Louisiana or the States adjoining Louisiana.

(b) The LAEL financing shall be deemed to have been unsuccessful if all of the following have happened:

(i) None of the events in the preceding paragraph (a) have occurred within 24 months; and

(ii) the Biz Capital agreement with LAEL is withdrawn; and

(iii) it is apparent that the USDA loan guarantee cannot somehow otherwise be accessed, as, for instance by substituting another bank for Biz Capital, or by resubmitting or transferring the USDA application, or by making a substantially similar USDA application for another site; and

(iv) Mike Wells states that the financing has failed.

(c) If the LAEL financing is deemed, at any time to have succeeded, as indicated by one of the criteria in (a) above, then this AGREEMENT is deemed to be complete, and no longer subject to any possibility of rescission.

(d) If the LAEL financing is deemed to have failed, as indicated by the fact that none of the events in paragraph (a) have occurred, and that all of the events in paragraph (b) have occurred, then RRE has the option, but not the requirement, to notify RIVIERA that it is rescinding this AGREEMENT. For such notice of rescission to be effective, RRE must not only notify RIVIERA, but must also state what evidence it has to support the claim that the terms for rescission are met, and it must return to RIVIERA all monies spent by Riviera under this Contract (including any further payments which might have been made by RIVIERA to keep the AGREEMENT current). By contrast, Riviera has no right to demand rescission of this AGREEMENT, or

any return of monies, if the LAEL financing fails, but in such case the AGREEMENT shall be deemed to be complete and no longer subject to any possibility of rescission, if it is not rescinded by RRE, and the monies returned, as specified above, within 26 months from the date of this document.

5. That upon completion of the annual payments in two (2) above, RIVIERA, Inc. will own durable continuing rights to all of the options, agreements, rights of first refusal and/or any other rights specified in this AGREEMENT for all of the geographic areas described in three (3) above, just as it did in the period during which the annual payments were being made.

6. Severability: If any provision of this AGREEMENT is invalid or unenforceable under applicable law, it shall not affect the validity or enforceability of the remainder of the terms of this AGREEMENT.

7. Entire Agreement: This Agreement and all documents referred to herein contain the entire and exclusive agreement and understanding between the parties on the subject matter contained herein and supersedes all prior agreements, understandings and arrangements relating thereto. No representation, undertaking or promise shall be taken to have been given or implied from anything said or written in negotiations between the parties prior to this Agreement except as may be expressly stated in this Agreement.

IN WITNESS WHEREFORE, the parties hereto have executed this agreement as of the day and year first written below:

Rubber Research Elastomerics, Inc. Inc.	Riviera Investments,
By: ______	By: ______
Fred Stark, Jr., CEO	Winston Salser, President

Dated: May 3, 2006